October 3, 2003


Board of Directors
Synergy, MHC
Synergy Financial Group, Inc.
Synergy Bank
310 North Avenue
Cranford, New Jersey 07016


Dear Board Members:

This report represents FinPro, Inc.'s ("FinPro's") updated independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") in connection with the conversion and reorganization of Synergy Financial Services, Inc. (the "Bank") from a two-tier mutual holding company structure to the stock holding company structure (the "Conversion"). The Bank is currently a wholly owned subsidiary of Synergy Financial Group, Inc., a federal corporation (the "Mid-Tier"), which is the subsidiary of Synergy, MHC (the "MHC"), both of which will be merged out of existence. The Bank will become a wholly owned subsidiary of the Synergy Financial Group, Inc. (the "Company").

This appraisal update is furnished pursuant to market pricing as of October 3, 2003 and the Bank's results for the six months ended June 30, 2003. FinPro's original appraisal report, dated September 11, 2003, included the Bank's results for the six months ended June 30, 2003 and market pricing as of September 11, 2003. FinPro's original appraisal report is incorporated herein as reference.

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 1

In preparing this appraisal update, FinPro reviewed its original appraisal, the Bank's S-1 and the Bank's financial reports as of June 30, 2003 in light of recent developments in stock market conditions. FinPro reviewed other sources of public information that FinPro believes are reliable; however, FinPro cannot guarantee the accuracy and completeness of such information. FinPro's appraisal update is based upon the Bank's representation that the information contained in its prospectus and additional information furnished to us by same is truthful, accurate, and complete. FinPro did not independently verify the financial statements, and other information provided by the Bank, nor did FinPro independently value any of the Bank's assets or liabilities. This appraisal update considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

FinPro's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. FinPro, Inc. is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by FinPro, Inc. shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FinPro's opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of the Bank could materially affect the assumptions used in preparing this opinion.

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 2

        ----------------------------------------
                REASONS FOR THE UPDATE
        ----------------------------------------


Due to changes in the market for thrift stocks between September 11, 2003 and October 3, 2003, FinPro re-examined its original appraisal and updated it for events and changes that occurred. In doing so, the following primary changes were observed:
1. The Bank's stock traded above the exchange value per minority share of $28.67 at the super maximum on September 19, 2003 and has not retreated since. On October 3, 2003, Synergy closed at $31.80 per share. See page 4.
2.       The median stock of the Comparable  Group price  increased  5.67% (page
         5). The Comparable Group median price to tangible book increased 4.26% (page 6). Partially offsetting this factor was the 1.14% decline in the median price to LTM core earnings multiple.
3.       The SNL Thrift Index also increased  4.89% during this time frame (page
         7).
4. Subscription interest in other thrift conversions has been strong. Bank Mutual, another second step conversion, oversubscribed and filed for a resolicitation with an appraisal that was 15% higher than the previous appraisal. ASB Holding Co. (MHC) a MHC conversion in New Jersey began trading on October 3, 2003 with an IPO price of $10.00 per share and closed at $16.20 per share.
5. In addition to the increased pricing of Bank Mutual, Provident Bancorp Inc. (MHC) in New York State filed for a second-step conversion at substantially higher multiples. On an earnings basis, the deal is priced between 17.44x and 25.86x at the minimum and super maximum, respectively. On a tangible book basis, the deal is priced between 130.67% and 146.81%, at the minimum and super maximum, respectively. See page 9.

Based on these factors, FinPro has increased its estimated valuation range by 17.00%.

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 3

        ----------------------------------------
               1. CHANGE IN THE BANK'S
                    TRADING PRICE
        ----------------------------------------


Since September 11, 2003, the Bank's stock price increased $5.60 per share or 21.37%. On October 3, 2003, the Bank's stock closed at $31.80 per share, which is $3.13 per share, or 10.93%, above the super maximum exchange value.

                         FIGURE 1 - STOCK PRICE HISTORY


                               [GRAPHIC OMITTED]


Source: NASDAQ

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 4

        ----------------------------------------
        2. COMPARABLE GROUP PRICE APPRECIATION
        ----------------------------------------


Nine of the twelve Comparable Group members experienced an increase in price. The median Comparable stock price increased 5.67% since September 11, 2003.

                       FIGURE 2 - COMPARABLE PRICE CHANGE

                                [GRAPHIC OMITTED]

Source:  SNL Securities and FinPro Calculations


--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 5

The Comparable Group's median price to LTM core earnings per share decreased by 1.14%, however, the median price to tangible book value increased by 4.26%.

                     FIGURE 3 - COMPARABLE MULTIPLE CHANGES

                                [GRAPHIC OMITTED]

Source: SNL Securities and FinPro Calculations


--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 6

        ----------------------------------------
                3. THRIFT EQUITY MARKET
        ----------------------------------------


Since September 11, 2003, the market for thrift stocks, as measured by the SNL Thrift Index, increased 4.89%. The S&P 500 Index and the Dow Jones Industrial Average increased 1.32% and 1.19%, respectively. The index changes were as follows:

                         FIGURE 4 - PERIOD INDEX CHANGE


                                [GRAPHIC OMITTED]

Source: SNL Securities and FinPro Calculations

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 7

        ----------------------------------------
              4. SUBSCRIPTION INTEREST IN
                    OTHER CONVERSIONS
        ----------------------------------------



In the September 11, 2003 appraisal, FinPro placed a "moderate upward" adjustment for subscription interest. Based upon FinPro's knowledge of the subscription interest of other recent thrift conversions particularly Bank Mutual, as well as the strong aftermarket performance of ASB Bancorp, Inc.
(MHC), FinPro needs to increase the adjustment from "moderate upward" to "upward".

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 8

        ----------------------------------------
                 5. PRICING OF OTHER
               SECOND STEP CONVERSIONS
        ----------------------------------------



As a result of the change in market multiples and subscription levels, Bank Mutual increased its valuation range 15%. Additionally, Provident Bancorp, Inc.
(MHC) filed a second step conversion at a substantially higher pricing range relative to the Bank on a price to tangible book basis.

                    FIGURE 5 - SECOND STEP CONVERSION PRICING


                                [GRAPHIC OMITTED]

Source: SNL Conversion Watch

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 9

        ----------------------------------------
                 VALUATION DETERMINATION
        ----------------------------------------



As in our initial appraisal, FinPro has analyzed the pro forma price to core earnings, pro forma price to tangible book and pro forma price to book ratios in combination with one another in determining an appropriate pro forma estimated market value for the Bank.

Based on the factors discussed in this appraisal, it is FinPro's opinion that the estimated valuation range should be increased as of October 3, 2003. The increase in the estimated valuation range at the midpoint equates to a 17.00% increase in the number of shares issued.

As of October 3, 2003, FinPro believes that the valuation range of $84,825,000 at the midpoint, $72,101,250 at the minimum and $97,548,750 at the maximum ($112,181,060 at the adjusted maximum) is appropriate. The exchange value for each minority share will range from $21.56 per share at the midpoint to $33.54 per share at the super maximum.

                      FIGURE 6 - VALUE RANGE OFFERING DATA


                                [GRAPHIC OMITTED]

Source:  FinPro Computations

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 10

                      FIGURE 7 - UPDATED PRICING MULTIPLES


                                [GRAPHIC OMITTED]

Source:  FinPro Computations

As Figure 8 demonstrates, the Bank is priced at a premium of 91.45% on a core earnings basis. A discount of 30.04% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.

    FIGURE 8 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT

                                [GRAPHIC OMITTED]

Source:  FinPro Computations

As Figure 9 shows, at the super maximum of the range the Bank is priced at a premium of 147.30% on a core earnings basis. On a price to tangible book basis, the Bank is priced at a 20.95% discount to the Comparable Group.


  FIGURE 9 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPER MAXIMUM

                               [GRAPHIC OMITTED]

Source:  FinPro Calculations

--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 11

        ----------------------------------------
                 VALUATION CONCLUSION
        ----------------------------------------


It is, therefore, our opinion that as of October 3, 2003, the estimated pro forma market value of the Bank in a full offering was $84,825,000 at the midpoint of a range with a minimum of $72,101,125 to a maximum of $97,548,750 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $112,181,060. The stock will be issued at $10.00 per share. At the midpoint of the EVR, 3,689,537 shares will be exchanged and 4,792,963 conversion shares will be issued based on an exchange ratio of 2.5362.



                                    Respectfully Submitted,





                                    FinPro, Inc.





--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 12

                                List of Exhibits


   Exhibit

           1.  Change in Pricing Multiples
           2.  Industry Multiples
           3.  Pro  Forma  Analysis  Sheet  (Full  Conversion   Appraisal  -  No
           Foundation)



--------------------------------------------------------------------------------
Synergy Financial Group, Inc. Appraisal Update                           Page 13

----------------------------------------------------------------------------------------

                                Table of Contents
                          Synergy Financial Group, Inc.
                              Cranford, New Jersey

Introduction                                                                         1
----------------------------------------------------------------------------------------

1.  Overview and Financial Analysis                                                  4
----------------------------------------------------------------------------------------

   GENERAL OVERVIEW                                                                  4
   STRATEGIC DIRECTION                                                               6
   BALANCE SHEET TRENDS                                                              8
   LOAN PORTFOLIO                                                                   10
   SECURITIES                                                                       13
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                                       14
   ASSET QUALITY                                                                    15
   FUNDING COMPOSITION                                                              18
   ASSET/LIABILITY MANAGEMENT                                                       20
   NET WORTH AND CAPITAL                                                            21
   INCOME AND EXPENSE TRENDS                                                        22
   SUBSIDIARIES                                                                     27
   LEGAL PROCEEDINGS                                                                27

2.  Market Area Analysis                                                            28
----------------------------------------------------------------------------------------

   MARKET AREA DEMOGRAPHICS                                                         28

3.  Comparisons with Publicly Traded Thrifts                                        45
----------------------------------------------------------------------------------------

   INTRODUCTION                                                                     45
   SELECTION SCREENS                                                                46
   SELECTION CRITERIA                                                               47

4.  Market Value Determination                                                      51
----------------------------------------------------------------------------------------

   INTRODUCTION                                                                     51
   BALANCE SHEET STRENGTH                                                           52
   ASSET QUALITY                                                                    55
   PROFITABILITY AND GROWTH                                                         56
   EARNINGS QUALITY                                                                 58
   DIVIDENDS                                                                        60
   LIQUIDITY OF THE ISSUE/SIZE OF THE OFFERING                                      62
   RECENT REGULATORY MATTERS                                                        64
   MARKET FOR SEASONED THRIFT STOCKS                                                65

----------------------------------------------------------------------------------------

   ACQUISITION MARKET                                                               71
   ADJUSTMENTS TO VALUE IN RELATION TO THE COMPARABLE GROUP                         73

5.  Other Factors                                                                   74
----------------------------------------------------------------------------------------

   MANAGEMENT                                                                       74
   MARKET AREA                                                                      75
   SUBSCRIPTION INTEREST                                                            78
   ADJUSTMENTS TO VALUE                                                             81

6.  Valuation                                                                       82
----------------------------------------------------------------------------------------

   VALUATION APPROACH                                                               82
   DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES                                82
   EVALUATION OF THE EXCHANGE RATIO                                                 84
   VALUATION IN RELATION TO COMPARABLES                                             85
   COMPARISON TO PENDING SECOND STEPS                                               88
   VALUATION CONCLUSION                                                             89

----------------------------------------------------------------------------------------


                                 List of Figures
                          Synergy Financial Group, Inc.
                              Cranford, New Jersey
Figure 1 - Current Branch List                                                       4
Figure 2 - Asset and Retained Earnings Chart                                         8
Figure 3 - Key Balance Sheet Data                                                    9
Figure 4 - Key Ratios                                                                9
Figure 5 - Net Loans Receivable Chart                                               10
Figure 6 - Loan Mix as of June 30, 2003 Chart                                       11
Figure 7 - Loan Mix                                                                 12
Figure 8 - Securities Chart                                                         13
Figure 9 - Investment Mix                                                           14
Figure 10 - Non-Performing Assets Chart                                             15
Figure 11 - Non-Performing Assets                                                   16
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                      17
Figure 13 - Deposit and Borrowing Trend Chart                                       18
Figure 14 - Deposit Mix                                                             19
Figure 15 - Net Portfolio Value                                                     20
Figure 16 - Capital Analysis (Bank Level)                                           21
Figure 17 - Net Income Chart                                                        22
Figure 18 - Average Yields and Costs                                                23
Figure 19 - Spread and Margin Chart                                                 24
Figure 20 - Income Statement Trends                                                 25
Figure 21 - Profitability Trend Chart                                               26
Figure 22 - Population Demographics                                                 28
Figure 23 - Population Demographics                                                 29
Figure 24 - Population Demographics                                                 30
Figure 25 - Population Demographics                                                 31
Figure 26 - Household Characteristics                                               32
Figure 27 - Household Characteristics                                               33
Figure 28 - Household Characteristics                                               34
Figure 29 - Household Characteristics                                               35
Figure 30 - Cranford Market Area                                                    36
Figure 31 - Freehold Market Area                                                    37
Figure 32 - Iselin Market Area                                                      37
Figure 33 - Kenilworth Market Area                                                  38
Figure 34 - Linden Market Area                                                      38
Figure 35 - Matawan Market Area                                                     39
Figure 36 - Morganville Market Area                                                 39
Figure 37 - Old Bridge Market Area                                                  40
Figure 38 - Union Market Area                                                       40
Figure 39 - Clark Market Area                                                       41
Figure 40 - North Brunswick Market Area                                             41
Figure 41 - Monroe Market Area                                                      42
Figure 42 - Mendham Market Area                                                     42
Figure 43 - East Brunswick Market Area                                              43
Figure 44 - Spotswood Market Area                                                   43
Figure 45 - Elizabeth Market Area                                                   44
Figure 46 - Hazlet Market Area                                                      44
Figure 47 - Comparable Group                                                        47
Figure 48 - Key Financial Indicators                                                49

----------------------------------------------------------------------------------------

Figure 49 - Key Balance Sheet Data                                                  52
Figure 50 - Balance Sheet Growth Data                                               53
Figure 51 - Capital Data                                                            54
Figure 52 - Asset Quality Table                                                     55
Figure 53 - Net Income Trend                                                        56
Figure 54 - Profitability Data                                                      57
Figure 55 - Income Statement Data                                                   59
Figure 56 - Dividend Data                                                           61
Figure 57 - Market Capitalization Data                                              62
Figure 58 - Industry Multiples By Market Capitalization                             63
Figure 59 - SNL Thrift Index Chart                                                  65
Figure 60 - Historical SNL Thrift Index                                             66
Figure 61 - Equity Indices                                                          68
Figure 62 - Historical Market Indices                                               69
Figure 63 - Historical Rates                                                        70
Figure 64 - Deals for Last Thirty Three Quarters                                    71
Figure 65 - Deal Multiples                                                          72
Figure 66 - New Jersey Thrift Deals Since Announced After 2000                      72
Figure 67 - County Demographic Data                                                 75
Figure 68 - Branch Performance by County                                            76
Figure 69 - New Jersey relative to the Region                                       77
Figure 70 - Recent Second Step Conversions                                          78
Figure 71 - Recent Standard Conversion Performance                                  79
Figure 72 - Value Range Offering Data                                               85
Figure 73 - Value Range Offering Data                                               86
Figure 74 - Comparable Pricing Multiples to the Bank's Pro forma Midpoint           86
Figure 75 - comparable pricing Multiples to the Bank's Pro Forma Super Maximum      86
Figure 76 - Pending Second-Step Conversion Applications                             88

----------------------------------------------------------------------------------------

                                List of Exhibits
                          Synergy Financial Group, Inc.
                              Cranford, New Jersey

   Exhibit
--------------

            1  Profile of FinPro
            2  Consolidated Balance Sheets
            3  Consolidated Statements of Income
            4  Consolidated  Statements of Changes in  Shareholder's  Net Worth
            5  Consolidated  Statements  of  Cash  Flows
            6  Reconciliation  of TFR Statement  of  Operations
                 to Consolidated  Statements  of Income
            7  Selected  Data on All Public  Thrifts
            8  Industry  Multiples
            9  Recent Standard Conversions
           10  Second Step Conversions
           11  Appraisal Pro Forma June 30, 2003 - 12 Months Data
           12 Offering Circular Pro Forma December 31, 2002 - 12 Months Data 13 Offering Circular Stub Pro Forma June 30, 2003 - 6 Months Data

--------------------------------------------------------------------------------

Conversion Valuation Appraisal Report                                   Page:  1
================================================================================


Introduction

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") in connection with the conversion and reorganization of Synergy Financial Services, Inc. (the "Bank") from the two-tier mutual holding company structure to the stock holding company structure (the "Conversion"). The Bank is currently a wholly owned subsidiary of Synergy Financial Group, Inc., a federal corporation (the "Mid-Tier"), which is the subsidiary of Synergy, MHC (the "MHC"), both of which will be merged out of existence, and the Bank will become a wholly owned subsidiary of the Synergy Financial Group, Inc. (the "Company"). The Bank is headquartered in Cranford, New Jersey and on June 30, 2003 had $561.4 million in assets, $443.4 million in deposits and $39.6 million in stockholders' equity. The Bank is a federally chartered savings association whose principal regulator is the Office of Thrift Supervision ("OTS"). All of the Bank's deposit accounts, up to the regulatory limits, are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 2003, the Bank maintained eighteen branch offices located in New Jersey.

This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Banks Converting from Mutual to Stock Form of Organization" of the OTS which have been adopted in practice by the FDIC, including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the unaudited financial statements of the Bank's and the Mid-Tier's (hereinafter, collectively referred to as the "Bank") operations for the six month period ended June 30, 2003 and the Bank's audited financial statements for the twelve month period ended December 31, 2002. We have conducted due diligence analysis of the Bank and the Company and held due diligence related discussions with the Bank's management and board, Grant Thornton LLP (the Bank's independent audit firm), Malizia Spidi & Fisch, PC (the Bank's special counsel), Sandler O'Neill & Partners, L.P. (the Bank's marketing advisor). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Conversion Valuation Appraisal Report                                   Page:  2
================================================================================


The Company is offering a minimum of 3,482,123 shares and a maximum of 4,711,099 shares of common stock (the "Conversion Stock") at $10.00 per share to persons with priority subscription rights in a subscription offering and to other members of the public in a community offering (the "Offerings"). These shares represent the MHC's ownership interest in the Mid-Tier Holding Company based on an independent appraisal, which may be increased by up to 15% without resolicitation. At the super maximum, the company would offer 5,417,793 shares. The table below sets forth information regarding the sale of Conversion Stock in the Offerings.

The Company will issue a minimum of 2,680,377 shares, a maximum of 3,626,401 shares and a super maximum of 4,170,332 shares of common stock (the "Exchange Shares") to the shareholders of the Mid-Tier Holding Company (other than the
MHC) in exchange for their Mid-Tier Holding Company common stock (the "Exchange"). The Company will not pay or receive any cash in the Exchange, except that cash will be paid in lieu of fractional shares. The number of Exchange Shares to be issued is dependent upon the amount of Conversion Stock sold, with an exchange ratio designed to provide the Mid-Tier Holding Company's shareholders (other than the MHC) with approximately the same percentage ownership interest in the Company that they have in the Mid-Tier holding Company.

The sum of the Conversion Stock and the Exchange Shares represent the total amount of Common Stock to be issued in the Conversion, which sum is a minimum of 6,162,500 shares and a maximum of 8,337,500 shares. If the independent appraisal were increased by 15%, the adjusted maximum amount of Conversion Stock, Exchange Shares and total shares would be increased to 5,417,793 shares and 4,170,332 shares 9,588,125 shares, respectively.

The Mid-Tier Holding Company common stock is currently quoted on the OTC Bulletin Board under the symbol "SYNS." The Company has applied to the NASDAQ Stock Market under the same symbol upon completion of the Conversion.

Conversion Valuation Appraisal Report                                   Page:  3
================================================================================


In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Reorganization on the Bank, operation and expected financial performance as they related to the Bank's estimated pro forma value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the Conversion and Reorganization. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Conversion and Reorganization will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures, and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report                                   Page:  4
================================================================================


1.  Overview and Financial Analysis

    ----------------------------------------
               GENERAL OVERVIEW
    ----------------------------------------

As of June 30, 2003, the Bank had $561.4 million in total assets, $443.4 million in deposits, $376.3 million in net loans and $39.6 million in equity.

The following table shows the Bank's branch network.

                         FIGURE 1 - CURRENT BRANCH LIST


                                  Leased or       Year           Net Book
   Building/Office Location         Owned        Opened            Value
-------------------------------- ------------ ------------- -------------------

Main Office:
310 North Avenue East
Cranford, New Jersey                Owned         1991          $4,423,000

Branch Offices:
2000 Galloping Hill Road
Building K-6                       Leased         1989              $0
Kenilworth, New Jersey

2000 Galloping Hill Road
Building K-2                       Leased         1978              $0
Kenilworth, New Jersey

1011 Morris Avenue
Union, New Jersey                  Leased         1952              $0

One Giralda Farms
Madison, New Jersey                Leased         1983              $0

1095 Morris Avenue
Union, New Jersey                  Leased         1993              $0

2000 Galloping Hill Road
Building K-15                      Leased         1993              $0
Kenilworth, New Jersey

15 Market Street
 Kenilworth, New Jersey            Leased         1998            $681,000

315 Central Avenue
Clark, New Jersey                  Leased         1999            $382,000

225 North Wood Avenue
Linden, New Jersey                 Leased         2001            $159,000

1162 Green Street
Iselin, New Jersey                  Owned         2002          $1,764,000

Conversion Valuation Appraisal Report                                   Page:  5
================================================================================

                                  Leased or       Year           Net Book
   Building/Office Location         Owned        Opened            Value
--------------------------------  ---------    --------         ----------

168-170 Main Street
Matawan, New Jersey                 Owned         2002          $1,902,000

473 Route 79
Morganville, New Jersey             Owned         2002          $1,419,000

101 Barkalow Avenue
Freehold, New Jersey                Owned         2002          $1,828,000

1887 Morris Avenue
Union, New Jersey                   Owned         2002          $1,812,000

Renaissance Plaza
3665 Route 9 North
Old Bridge, New Jersey             Leased         2002          $1,229,000

1727 Route 130 South
North Brunswick, New Jersey        Leased         1997             $22,000

337 Applegarth Road
Monroe Township, New Jersey        Leased         2000             $13,000

Conversion Valuation Appraisal Report                                   Page:  6
================================================================================


    ----------------------------------------
             STRATEGIC DIRECTION
    ----------------------------------------


The Bank's business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of assets in loans secured by one-to four-family residential real estate located in the Bank's market area, and home equity and consumer loans. During recent years, the Bank has significantly increased the origination of automobile loans outside the Bank's market area and non-residential mortgage loans within the Bank's market area. To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in investment securities.

The Bank intends to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of one-to-four family mortgages, home equity loans, multi-family and non-residential mortgages and consumer loans. The Bank will continue to evaluate the business beyond traditional retail banking to include other financial services such as trust and asset management services, either through internal development of such lines of business, third party affiliations or through acquisitions. The Bank will intend to grow the branch office network, which will expand the Bank's geographic reach, and will consider the acquisition of other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of the business, other than opening new branch office locations.

Synergy Bank converted its charter in May of 1998 from a credit union, known as Synergy Federal Credit Union, to a federal savings bank. As a credit union, Synergy was primarily limited to serving employees of its former credit union sponsor corporation and its operations consisted primarily of accepting deposits and originating residential mortgages and consumer loans. Since its conversion from a credit union, Synergy has undertaken an aggressive branch expansion strategy in order to lessen its dependence on deposits primarily obtained from branch offices located within the corporate facilities of its former credit union sponsor corporation and has implemented a strategy to grow into a full-service financial institution offering a variety of financial products to the general public. The highlights of this strategy include the following:

o In May 1998, Synergy had nine offices, including its main office, eight of which were located on various corporate premises of its former credit union sponsor. Subsequent to its conversion to a federal savings bank, Synergy opened additional branch offices accessible to the general public: one office in each of the years 1998, 1999, 2001; six offices in 2002; and two more offices in 2003 in connection with the acquisition of First Bank of Central Jersey ("First Bank"). At June 30, 2003, Synergy had eighteen office locations, including its main office. Four new branch offices are expected to open in 2004. The relocation of one branch and the opening of an approximately 50,000 square foot administrative center are also planned during 2004. In addition to the four branch offices expected to open in 2004, Synergy currently plans to open four additional new branch locations over the next four years.

Conversion Valuation Appraisal Report                                   Page:  7
================================================================================

o Management intends to actively grow Synergy Bank not only through branching, but also via the possible acquisition of local financial institutions. On January 10, 2003, Synergy acquired First Bank for $2.1 million in cash. First Bank was a $54.3 million New Jersey-based financial institution with its main office located in North Brunswick and a branch office in Monroe. This transaction added $52.1 million of deposits and $22.9 million in loans.

o Synergy Bank has actively increased its volume of loan originations and the size of its loan portfolios. It began to originate automobile loans through an Internet source in late 1999 and began to originate non-residential and multi-family mortgage loans in 2000. As of June 30, 2003, Synergy Bank had total automobile loans of $89.2 million and total non-residential mortgage loans, including multi-family loans, of $60.7 million. Automobile loans and non-residential mortgage loans generally have shorter terms than residential mortgages.

o Synergy Financial Services, Inc., a subsidiary of Synergy Financial Group, Inc., began operations in 1998 for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public.

Conversion Valuation Appraisal Report                                   Page:  8
================================================================================


    ----------------------------------------
             BALANCE SHEET TRENDS
    ----------------------------------------


From December 31, 1998 to June 30, 2003, the Bank's balance sheet has increased from $204.4 million to $561.4 million, or $357.0 million. Equity has also increased from $17.9 million at December 31, 1998 to $39.6 million at June 30, 2003. The equity to assets ratio is currently 7.05%.

                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page:  9
================================================================================


The following tables set forth certain information concerning the financial position of the Bank along with selected ratios at the dates indicated.


                        FIGURE 3 - KEY BALANCE SHEET DATA

--------------------------------------------------------------------------------------------------------
                                      At June 30,                   At December 31,
                                                  ------------------------------------------------------
                                         2003        2002       2001       2000      1999         1998
--------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:                             $ in thousands

Assets                                $ 561,365   $ 431,276  $ 296,963  $ 244,742  $ 222,917  $ 204,368
Loans recievable, net                   376,270     319,423    224,689    189,098    163,173    133,366
Securities                              147,636      79,710     51,047     38,225     46,377     51,780
Deposits                                443,418     354,412    249,813    191,144    180,943    169,176
FHLB advances                            75,202      36,456     22,500     31,500     21,700     16,000
Equity                                   39,594      37,872     22,390     20,362     18,196     17,890
--------------------------------------------------------------------------------------------------------

Source:  Offering Prospectus


                              FIGURE 4 - KEY RATIOS

-----------------------------------------------------------------------------------------------------------------------------
Selected Ratios and Other Data:                    For the 6 Mos.
                                                   Ended June 30,                 For the Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                  2003       2002      2002       2001       2000       1999      1998
-----------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
Return on average assets                          0.61%      0.66%     0.54%      0.69%      0.65%      0.55%     0.52%
Return on average equity                          8.08%      9.76%     7.31%      8.95%      8.04%      6.63%     5.63%
Average interest rate spread                      3.90%      4.19%     4.12%      3.54%      3.91%      4.02%     4.27%
Net interest  margin                              3.97%      4.21%     4.13%      3.72%      4.08%      4.21%     4.39%
Average interest earnings assets to
  average interest bearing liabilities          103.29%    100.94%   101.74%    104.17%    105.15%    104.85%   107.33%
Efficency ratio                                  72.97%     70.28%    72.87%     73.84%     75.35%     79.91%    73.17%


Asset Quality Ratios:
Nonperforming loans to total loans, net           0.14%      0.02%     0.14%      0.03%      0.10%      0.08%     0.16%
Nonperforming assets to total assets              0.10%      0.03%     0.10%      0.02%      0.08%      0.06%     0.11%
Net chargeoffs to average loans outstanding       0.22%      0.05%     0.15%      0.08%      0.17%      0.19%     0.87%
Allowance for loan losses to total loans          0.79%      0.66%     0.70%      0.61%      0.62%      0.60%     0.85%


Capital Ratios:
Average equity to average assets                  7.57%      6.80%     7.45%      7.70%      8.12%      8.29%     9.20%
Equity to assets at period end                    7.05%      6.43%     8.78%      7.54%      8.31%      8.11%     8.64%

Offices                                             18         12        16         11         11         11        10
-----------------------------------------------------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 10
================================================================================


    ----------------------------------------
                LOAN PORTFOLIO
    ----------------------------------------


The Bank's loan portfolio has increased by $242.9 million or 182.13% from December 31, 1998 to June 30, 2003. The Bank's net loan to asset ratio was 67.03% at June 30, 2003.

                      FIGURE 5 - NET LOANS RECEIVABLE CHART

                              Graphic Omitted



Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 11
================================================================================


The majority of the Bank's loan portfolio is composed of residential 1-4 family loans. The Bank also has a high concentration of automobile and non-residential loans.

                  FIGURE 6 - LOAN MIX AS OF JUNE 30, 2003 CHART


                              Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 12
================================================================================


The loan mix has shifted from 1-4 family and other consumer to non-residential and automobile loans.

                               FIGURE 7 - LOAN MIX

------------------------------------------------------------------------------------------------------------------------------------
                              At June 30,                                          At December 31,
                            --------------------------------------------------------------------------------------------------------
                                   2003            2002             2001            2000             1999              1998
                                     Percent          Percent          Percent          Percent           Percent           Percent
                            Amount   of Total Amount  of Total Amount  of Total Amount  of Total  Amount  of Total  Amount  of Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (In Thousands)
Fixed Rate:
Type of Loans:
Mortgage loans:
1-4 Family Residential      216,666    57.15  202,325   62.92  148,826   65.81  127,004   66.69  116,727   70.95    91,746    68.07
Non-residential &
  Multi-family               60,749    16.03   48,386   15.05   19,044    8.43    2,072    1.08        -       -         -        -
Automobile                   89,219    23.53   63,796   19.84   52,206   23.08   45,812   24.06   30,171   18.34    22,475    16.68
Commercial                    8,465     2.23    2,472    0.77        -       -        -       -        -       -         -        -
Credit Card                      97     0.03      136    0.04       30    0.01    6,969    3.66    7,260    4.41     8,093     6.01
Other Consumer                3,909     1.03    4,454    1.39    6,033    2.67    8,594    4.51   10,363    6.30    12,457     9.24
                            --------------------------------------------------------------------------------------------------------
Total Loans                 379,105   100.00  321,569  100.01  226,139  100.00  190,451  100.00  164,521  100.00   134,771   100.00

Less:
Deferred loan fees and cost     135                85              (78)            (177)            (353)             (257)
Allowance for loan losses    (2,970)           (2,231)          (1,372)          (1,176)            (995)           (1,148)

Total loans, net            376,270           319,423          224,689          189,098          163,173           133,366
------------------------------------------------------------------------------------------------------------------------------------


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 13
================================================================================


    ----------------------------------------
                  SECURITIES
    ----------------------------------------


The Bank's security portfolio has increased from $38.2 million at December 31, 2000, to $147.6 million at June 30, 2003.

                           FIGURE 8 - SECURITIES CHART


                                 Graphic Omitted




Note: Securities classified as available-for-sale are shown at fair value while securities held to maturity are shown at amortized cost.
Source: Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 14
================================================================================


    ------------------------------------------
    INVESTMENTS AND MORTGAGE-BACKED SECURITIES
    ------------------------------------------


The following table illustrates the Bank's investment portfolio.

                            FIGURE 9 - INVESTMENT MIX

----------------------------------------------------------------------------------------------------------------------------
                                                              At June, 30                        At December 31,
                                                           -----------------   ---------------------------------------------
                                                                2003                2002            2001              2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)
Securities Available-for-Sale:

     U.S. Government Obligations                             $  3,563            $      -         $      -          $ 5,952
     Mortgage-Backed Securities:
        FHLMC                                                  44,236              21,407           24,595            3,819
        FNMA                                                   63,335              40,886           19,299           13,398
        GNMA                                                        -                   -                -            2,806
     Equity Securities                                          1,003                  10                -                -
                                                     -----------------   ---------------------------------------------------

           Total Securities Available-for-Sale                112,137              62,303           43,894           25,975

Securities Held-to-Maturity:

     Other Debt Securities                                         10                   -                -                -
     U.S. Government Obligations                                    -                   -                -            2,491
     Mortgage Backed Securities:
        FHLMC                                                   5,403               3,249                -              821
        FNMA                                                   19,827              11,395            2,458            2,374
        GNMA                                                   10,259               2,763            4,695            6,564
                                                     -----------------   ---------------------------------------------------
           Total Securities Held-to-Maturity                   35,499              17,407            7,153           12,250
                                                     -----------------   ---------------------------------------------------

              Total                                         $ 147,636            $ 79,710         $ 51,047         $ 38,225
----------------------------------------------------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 15
================================================================================


    ----------------------------------------
                  ASSET QUALITY
    ----------------------------------------


The Bank's nonperforming loans decreased, both on a dollar basis and on a percentage of assets basis, from December 31, 1998 to December 31, 2001 before increasing to current levels. As a percentage of assets, nonperforming assets are 0.09% at June 30, 2003.

                     FIGURE 10 - NON-PERFORMING ASSETS CHART


                                 Graphic Omitted



Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 16
================================================================================


At June 30, 2003, the Bank's nonperforming loans to loan ratio was 0.14% and the nonperforming assets to total assets ratio was 0.09%.

                        FIGURE 11 - NON-PERFORMING ASSETS

----------------------------------------------------------------------------------------------------------------------------------
                                                         At June 30,               At December 31,
                                                            2003            2002         2001        2000        1999        1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
     One-to-Four-Family Residential                             -              -            -          57          58         113
     Non-Residential & Multi-family                             -              -            -           -           -           -
     Automobile                                               502            374           32          19          55          45
     Credit Card                                                3              5           22          32          67          38
     Other Consumer                                            28  #          70           17          79         112         125
                                                         ---------   -------------------------------------------------------------
         Total                                              $ 533          $ 449         $ 71       $ 187       $ 292       $ 321
                                                         =========   =============================================================
Accruing loans which are contractually past due
   90 days or more:
     Residential mortgages                                    $ -            $ -          $ -         $ -         $ -         $ -
     Non-Residential & Multi-family                             -              -            -           -           -           -
     Automobile                                                 -              -            -           -           -           -
     Credit Card                                                -              -            -           -           -           -
     Other Consumer                                             -              -            -           -           -           -
                                                         ---------   -------------------------------------------------------------
         Total                                                $ -            $ -          $ -         $ -         $ -         $ -
                                                         =========   =============================================================
         Total non-performing loans                         $ 533          $ 449         $ 71       $ 187       $ 292       $ 321
                                                         =========   =============================================================
Other non-performing assets                                     -              -            -           -           -           -
         Total non-performing assets                        $ 533          $ 449         $ 71       $ 187       $ 292       $ 321
         Total non-performing loans to net loans             0.14%          0.14%        0.03%       0.10%       0.18%       0.24%
         Total non-performing loans to total assets          0.09%          0.10%        0.02%       0.08%       0.13%       0.16%
         Total non-performing assets to total assets         0.09%          0.10%        0.02%       0.08%       0.13%       0.16%
----------------------------------------------------------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 17
================================================================================


The Bank's allowance for loan and lease losses has increased from $995 thousand at December 31, 1999, to $3.0 million at June 30, 2003. The ALLL to net loans receivable ratio also increased since December 31, 1999.

         FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 18
================================================================================


    ----------------------------------------
               FUNDING COMPOSITION
    ----------------------------------------


Overall, deposits have increased from $169.2 million at December 31, 1998 to $443.4 million at June 30, 2003, or 162.10%. The Bank has increased borrowings to $75.2 million, which equals 13.40% of assets.

                  FIGURE 13 - DEPOSIT AND BORROWING TREND CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 19
================================================================================


The Bank's deposit mix is presented below. Time deposits comprised 57.86% of the deposit mix at June 30, 2003.

                             FIGURE 14 - DEPOSIT MIX


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 20
================================================================================


    ----------------------------------------
          ASSET/LIABILITY MANAGEMENT
    ----------------------------------------



The following chart illustrates the Bank's net portfolio value ("NPV") ratio at June 30, 2003, as calculated by the OTS. At +200 basis points the Bank's net portfolio value falls $14.3 million from par.

                         FIGURE 15 - NET PORTFOLIO VALUE

                                                     Net Portfolio Value as % of
                         Net Portfolio Value          Portfolio Value of Assets
                     -----------------------------------------------------------
Basis Point ("bp")                                                 Basic Point
Change in Rates       $ Amounte  $ Change  % Change    NPV Ratio     Change
--------------------------------------------------------------------------------
               300      35,084   (22,922)    -40%        6.28%        (357) bp
               200      43,664   (14,342)    -25%        7.66%        (218) bp
               100      51,837    (6,169)    -11%        8.93%         (91) bp
                 0      58,006         -       0%        9.85%           -
              -100      60,621     2,615       5%       10.19%          35  bp


Source:  Offering Circular

Conversion Valuation Appraisal Report                                   Page: 21
================================================================================



    ----------------------------------------
           NET WORTH AND CAPITAL
    ----------------------------------------


At June 30, 2003, the Bank had capital in excess of the minimum requirements for all regulatory capital requirements.

                    FIGURE 16 - CAPITAL ANALYSIS (BANK LEVEL)

--------------------------------------------------------------------------------
                                           Actual at June 30, 2003
                                           -------------------------------------
Regulatory Capital Position                                        Percentage of
                                                 Amount               Assets
--------------------------------------------------------------------------------

GAAP Capital                                   $ 37,680                6.70%

Tier 1 (Core) Capital
Capital Level                                  $ 36,249                6.46%
Requirement                                      22,434                4.00%
--------------------------------------------------------------------------------
Excess                                         $ 13,815                2.46%

Total Risk-Based Capital:
Capital Level                                  $ 39,218               10.77%
Requirement                                      29,137                8.00%
--------------------------------------------------------------------------------
Excess                                         $ 10,081                2.77%
--------------------------------------------------------------------------------


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 22
================================================================================


    ----------------------------------------
          INCOME AND EXPENSE TRENDS
    ----------------------------------------


The Bank's annualized net income for the six months ended June 30, 2003 was $3.1 million, up $1.1 million from December 31, 2002. Net income trended upward from the year ended December 31, 1998 to the year ended December 31, 2002.

                          FIGURE 17 - NET INCOME CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 23
================================================================================


Interest rate spread and margin decreased between June 30, 2002 and June 30, 2003.

                      FIGURE 18 - AVERAGE YIELDS AND COSTS

-----------------------------------------------------------------------------------------------------------------------------------
                                                 At June 30,                        For the Six Months Ended June 30,
                                           --------------------  ------------------------------------------------------------------
                                                     2003                    2003                            2002
                                            Outstanding  Yield/  Average             Average      Average               Average
                                              Balance     Cost   Balance   Interest Yield/Cost    Balance  Interest     Yield/Cost
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Interest-Earning Assets:
Loans Receivable                            $ 378,839    6.70% $ 350,783   $ 12,544    7.15%     $261,147  $ 9,340        7.15%
Securities                                    147,636    3.08%   127,311      2,275    3.57%       57,888    1,558        5.38%
Other Interest-Earning Assets                   6,841    2.42%     6,119        108    3.53%        3,147        4        0.25%
                                            ----------         ---------------------             ------------------
Total Interst-Earning Assets                  533,316    5.65%   484,213     14,927    6.17%      322,182   10,902        6.77%
Non-interest-earning assets                    28,049             26,452                           20,151
                                            ----------         ----------                        ---------
Total assets                                $ 561,365          $ 510,665                         $339,854
                                            ==========         ==========                        =========
Interest-Bearing Liabilities:
Checking accounts                           $  48,339    0.02% $  46,435       $ 54    0.23%     $ 34,611      $ -        0.00%
Savings and Club Accounts                      75,007    0.85%    71,639        348    0.97%       62,052      368        1.19%
Money Market Accounts                          63,517    1.07%    59,238        400    1.35%       43,790      383        1.75%
Certificates of Deposit                       256,554    2.88%   238,857      3,695    3.09%      138,617    2,493        3.60%
FHLB Advances                                  75,202    2.52%    52,640        825    3.13%       40,103      874        4.36%
                                            ----------         ---------------------             ------------------
Total Interest-Bearing Liabilities            518,619    2.04%   468,809      5,322    2.27%      319,173    4,118        2.58%
                                                                         -----------                      ---------
Non-Interest-Bearing Liabilities                3,152              3,164                            2,791
                                            ----------         ----------                        ---------
Total Liabilities                             521,771            471,973                          321,964
Stockholders' Equity                           39,594             38,694                           17,890
                                            ----------         ----------                        ---------
Total liabilities and stockholders' equity  $ 561,365          $ 510,665                         $339,854
                                            ==========         ==========                        =========
Net interest income                                                         $ 9,605                        $ 6,784
                                                                         ===========                      =========
Interest Rate Spread                                     3.61%                         3.90%                              4.19%
Net Yield on Interest-Earning Assets                     3.67%                         3.97%                              4.21%
Ratio of interest-earning assets to
  interest-bearing liabilities                         102.88%                       103.29%                            100.94%
--------------------------------------------------------------------------------------------------------------------------------


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 24
================================================================================




Spread and margin decreased between December 1998 and December 2001, but increased in December 2002. For the six months ended June 30, 2003, the Bank's spread and margin were 3.97% and 3.90%, respectively, slightly below the spread and margin for the year ended 2002.

                       FIGURE 19 - SPREAD AND MARGIN CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 25
================================================================================


The Bank posted net income of $1.6 million for the six months ended June 30, 2003. This is an increase of $434 thousand from the six months ended June 30, 2002.

                       FIGURE 20 - INCOME STATEMENT TRENDS


                                Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 26
================================================================================


The Bank's ROAA, consistent with net income, increased from the year ended December 31, 2002 to the annualized six months ended June 30, 2003.

                      FIGURE 21 - PROFITABILITY TREND CHART


                                 Graphic Omitted


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page: 27
================================================================================


    ----------------------------------------
                 SUBSIDIARIES
    ----------------------------------------


In addition to Synergy Bank, Synergy Financial Group, Inc. has one service corporation subsidiary, Synergy Financial Services, Inc., which was incorporated under New Jersey law in June 1997 and began operation in May 1998. It was organized for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public. Synergy Bank has entered into an agreement with INVEST Financial Corporation of Tampa, Florida, one of the nation's largest full-service providers of investment and insurance products through financial institutions. At June 30, 2003, Synergy Financial Services, Inc. had total assets of $177.0 million. For the year ended December 31, 2002, it had commission income of $249,000, however, it reported a net operating loss of approximately $34,000.

In November 2002, Synergy Bank incorporated a wholly-owned subsidiary, Synergy Capital Investments, Inc., under New Jersey law, as an investment company primarily to hold investment securities. At June 30, 2003, Synergy Capital Investments, Inc. had total assets of $148.9 million.


    ----------------------------------------
                LEGAL PROCEEDINGS
    ----------------------------------------


Synergy Financial Group, Inc. and its subsidiaries, from time to time, are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which Synergy Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of Synergy Bank. There were no lawsuits pending or known to be contemplated against us at June 30, 2003 that would have a material effect on our operations or income.

Conversion Valuation Appraisal Report                                   Page: 28
================================================================================


2.  Market Area Analysis


    ----------------------------------------
            MARKET AREA DEMOGRAPHICS
    ----------------------------------------



The following tables summarize the demographics for the Bank's markets. The markets were defined as a market created from 60% of the core deposits.

                       FIGURE 22 - POPULATION DEMOGRAPHICS


                                 Graphic Omitted



Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 29
================================================================================


                       FIGURE 23 - POPULATION DEMOGRAPHICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 30
================================================================================


                       FIGURE 24 - POPULATION DEMOGRAPHICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 31
================================================================================


                       FIGURE 25 - POPULATION DEMOGRAPHICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 32
================================================================================


                      FIGURE 26 - HOUSEHOLD CHARACTERISTICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 33
================================================================================


                      FIGURE 27 - HOUSEHOLD CHARACTERISTICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 34
================================================================================


                      FIGURE 28 - HOUSEHOLD CHARACTERISTICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 35
================================================================================


                      FIGURE 29 - HOUSEHOLD CHARACTERISTICS


                                 Graphic Omitted


Source: Claritas

Conversion Valuation Appraisal Report                                   Page: 36
================================================================================


    ----------------------------------------
       MARKET AREA DEPOSIT CHARACTERISTICS
    ----------------------------------------


The following tables summarize the deposit characteristics of each of the Bank's markets. The Bank's markets were defined by management.

                        FIGURE 30 - CRANFORD MARKET AREA


                                 Graphic Omitted




Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 37
================================================================================


                        FIGURE 31 - FREEHOLD MARKET AREA


                                 Graphic Omitted


Source: SNL Securities


                         FIGURE 32 - ISELIN MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 38
================================================================================


                       FIGURE 33 - KENILWORTH MARKET AREA


                                 Graphic Omitted


Source: SNL Securities



                         FIGURE 34 - LINDEN MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 39
================================================================================


                         FIGURE 35 - MATAWAN MARKET AREA


                                 Graphic Omitted


Source: SNL Securities



                       FIGURE 36 - MORGANVILLE MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 40
================================================================================


                        FIGURE 37 -OLD BRIDGE MARKET AREA


                                 Graphic Omitted


Source: SNL Securities



                          FIGURE 38 - UNION MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 41
================================================================================


                          FIGURE 39 - CLARK MARKET AREA


                                 Graphic Omitted


Source: SNL Securities


                     FIGURE 40 - NORTH BRUNSWICK MARKET AREA


                                 Graphic Omitted




Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 42
================================================================================


                         FIGURE 41 - MONROE MARKET AREA


                                 Graphic Omitted


Source: SNL Securities



                         FIGURE 42 - MENDHAM MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 43
================================================================================


                     FIGURE 43 - EAST BRUNSWICK MARKET AREA


                                 Graphic Omitted


Source: SNL Securities


                        FIGURE 44 - SPOTSWOOD MARKET AREA


                                 Graphic Omitted



Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 44
================================================================================


                        FIGURE 45 - ELIZABETH MARKET AREA


                                 Graphic Omitted




Source: SNL Securities


                         FIGURE 46 - HAZLET MARKET AREA


                                 Graphic Omitted


Source: SNL Securities

Conversion Valuation Appraisal Report                                   Page: 45
================================================================================


3.  Comparisons with Publicly Traded Thrifts


    ----------------------------------------
                 INTRODUCTION
    ----------------------------------------


This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded thrifts. The Comparable Group ("Comparable Group") was selected from a universe of 225 public thrifts as of September 11, 2003. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, interest rate risk and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the to-be-issued common stock.

Conversion Valuation Appraisal Report                                   Page: 46
================================================================================


    ----------------------------------------
              SELECTION SCREENS
    ----------------------------------------


The selection screens utilized to identify possible Comparables from the list of 225 publicly traded thrifts at September 11, 2002 included:

                                 Graphic Omitted




The selection of the Comparable Group was an iterative process. The first step was to prioritize the elements utilized in the screening process. FinPro believes that the most important screen is geography in this case. This is because the Northeast is trading at premiums to the rest of the market. The second highest prioritization was put on the size of the institution.

Conversion Valuation Appraisal Report                                   Page: 47
================================================================================


Applying these criteria against the 225 public thrifts resulted in 13 institutions. One of the institutions, Carver Bancorp, Inc. has a strategy that focuses on an ethnic niche and its strategy and market area differentiate it from the Bank, so Carver Bancorp, Inc. was excluded as a Comparable.

                          FIGURE 47 - COMPARABLE GROUP

                                                                                    Corporate
                                                          -----------------------------------------------------------------
                                                                                             Number
                                                                                               of       IPO      Conversion
 Ticker                 Short Name                         Exchange       City        State Offices     Date        Type
--------------------------------------------------         -----------------------------------------------------------------
                       Comparable Thrift Data
CEBK     Central Bancorp, Inc.                               NASDAQ     Somerville     MA        9    10/24/1986   Standard
FSBI     Fidelity Bancorp, Inc.                              NASDAQ     Pittsburgh     PA       13    06/24/1988   Standard
FKFS     First Keystone Financial, Inc.                      NASDAQ     Media          PA        7    01/26/1995   Standard
HARL     Harleysville Savings Financial Corporation          NASDAQ     Harleysville   PA        5    08/04/1987   Standard
HIFS     Hingham Institution for Savings                     NASDAQ     Hingham        MA        7    12/20/1988   Standard
LSBX     LSB Corporation                                     NASDAQ     North Andover  MA        6    05/02/1986   Standard
MYST     Mystic Financial, Inc.                              NASDAQ     Medford        MA        6    01/09/1998   Standard
NHTB     New Hampshire Thrift Bancshares, Inc.               NASDAQ     Newport        NH       14    05/22/1986   Standard
NMIL     NewMil Bancorp, Inc.                                NASDAQ     New Milford    CT       19    02/01/1986   Standard
NBN      Northeast Bancorp                                   AMEX       Auburn         ME       12    08/19/1987   Standard
PBCI     Pamrapo Bancorp, Inc.                               NASDAQ     Bayonne        NJ        9    11/14/1989   Standard
THRD     TF Financial Corporation                            NASDAQ     Newtown        PA       13    07/13/1994   Standard
-----------------------------------------------------------------------------------------------------------------------------


    ----------------------------------------
             SELECTION CRITERIA
    ----------------------------------------


Excluded from the Comparable Group were institutions that were pending mergers or acquisitions along with companies whose prices appear to be distorted by speculative factors or unusual operating conditions. Also, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. Finally, all MHC's were eliminated.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank. After examining numerous potential screening criteria, the members of the Comparable Group were selected based primarily upon their size and geographic location.

As the following analysis delineates, the Comparable Group exhibits similar characteristics to the Bank.

Conversion Valuation Appraisal Report                                   Page: 48
================================================================================


1. Asset size The Comparable Group should have a similar asset size to the Bank. Similar sized institutions are appropriate for the peer group due to similar sized branch network, greater financial strength, access to diverse markets and capacity in terms of infrastructure. The Comparable Group ranged in size from $429.0 million to $712.6 million in total assets with a median of $525.0 million. The Bank's asset size was $561.4 million as of June 30, 2003 and will be $596.2 million on a pro forma basis at the midpoint of the valuation range.

2. Profitability The Comparable Group should have similar profitability characteristics to the Bank. As such, the Comparable Group has a median ROAA of 0.76% and a median ROAE of 10.74% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.24% to a high of 1.97% while the ROAE measure ranged from a low of 2.76% to a high of 22.00%. The Bank had a ROAA of 0.61% and ROAE of 8.08% for the six month period ending June 30, 2003.

3. Capital level The Comparable Group should have a capital level similar to the Bank's. Capital is important in that it is a determinant of asset size and regulatory rating. Institutions with capital in a similar range as the Bank were selected. The median equity to assets ratio for the Comparable Group was 7.66% with a high of 12.44% and a low of 6.04%. At June 30, 2003, the Bank had an equity to assets ratio of 7.05%. On a pro forma basis, at the midpoint the Bank would have an equity to assets ratio of 12.48%.

4. Asset Mix The asset mix is important in the selection criteria for Comparables. At June 30, 2003, the Bank had a net loans to assets ratio of 67.03%. The median loan to asset ratio for the Comparables was 60.82%, ranging from a low of 44.29% to a high of 81.03%.

5. Operating strategy An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. Date of conversion Recent conversions, those completed after June 30, 2003, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report                                   Page: 49
================================================================================


All data presented in Figure 48 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the prospectus or the audited financials.

                      FIGURE 48 - KEY FINANCIAL INDICATORS

---------------------------------------------------------------------------------------
                                                     The Bank   Comparable Group Median
---------------------------------------------------------------------------------------
Balance Sheet Data
---------------------------------------------------------------------------------------
Gross Loans to Deposits                                85.53%                  79.89%
---------------------------------------------------------------------------------------
Total Net Loans to Assets                              67.03%                  60.82%
---------------------------------------------------------------------------------------
Deposits to Assets                                     78.99%                  64.59%
---------------------------------------------------------------------------------------
Borrowed Funds to Assets                               13.40%                  23.55%
---------------------------------------------------------------------------------------
Balance Sheet Growth
---------------------------------------------------------------------------------------
Asset Growth Rate                                      60.33%                   0.04%
---------------------------------------------------------------------------------------
Loan Growth Rate                                       35.59%                  -4.12%
---------------------------------------------------------------------------------------
Deposit Growth Rate                                    50.42%                   2.31%
---------------------------------------------------------------------------------------
Capital
---------------------------------------------------------------------------------------
Equity to Assets                                        7.05%                   7.66%
---------------------------------------------------------------------------------------
Tangible Equity to Tangible Assets                      6.92%                   6.98%
---------------------------------------------------------------------------------------
Intangible Assets to Equity                             2.05%                   1.36%
---------------------------------------------------------------------------------------
Regulatory Core Capital to Assets                       6.46%                   7.72%
---------------------------------------------------------------------------------------
Equity + Reserves to Assets                             7.58%                   8.27%
---------------------------------------------------------------------------------------



Conversion Valuation Appraisal Report                                   Page: 50
================================================================================



                                                     The Bank   Comparable Group Median
---------------------------------------------------------------------------------------
Asset Quality
---------------------------------------------------------------------------------------
Non-Performing Loans to Loans                           0.14%                   0.25%
---------------------------------------------------------------------------------------
Reserves to Non-Performing Loans                      557.22%                 183.55%
---------------------------------------------------------------------------------------
Non-Performing Assets to Assets                         0.09%                   0.16%
---------------------------------------------------------------------------------------
Non-Performing Assets to Equity                         1.35%                   1.95%
---------------------------------------------------------------------------------------
Reserves to Loans                                       0.79%                   0.94%
---------------------------------------------------------------------------------------
Reserves to Non-Performing Assets + 90 Days Del.      557.22%                 208.52%
---------------------------------------------------------------------------------------
Profitability
---------------------------------------------------------------------------------------
Return on Average Assets                                0.61%                   0.76%
---------------------------------------------------------------------------------------
Return on Average Equity                                8.08%                  10.74%
---------------------------------------------------------------------------------------
Income Statement
---------------------------------------------------------------------------------------
Interest Income to Average Assets                       6.17%                   5.51%
---------------------------------------------------------------------------------------
Interest Expense to Average Assets                      2.27%                   2.69%
---------------------------------------------------------------------------------------
Net Interest Income to Average Assets                   3.90%                   3.05%
---------------------------------------------------------------------------------------
Net Interest Margin                                     3.97%                   3.15%
---------------------------------------------------------------------------------------
Noninterest Income to Average Assets                    0.40%                   0.46%
---------------------------------------------------------------------------------------
Noninterest Expense to Average Assets                   3.04%                   2.21%
---------------------------------------------------------------------------------------
Efficiency Ratio                                       72.97%                  67.17%
---------------------------------------------------------------------------------------
Overhead Ratio                                         70.06%                  61.04%
---------------------------------------------------------------------------------------

Source: The Bank Offering Prospectus, FinPro calculations and SNL Securities
Note: All of the Bank data is for the six months ended June 30, 2003, annualized where appropriate.
Note:   All of the Comparable data is as of the most recent quarter.

Conversion Valuation Appraisal Report                                   Page: 51
================================================================================


4.  Market Value Determination


    ----------------------------------------
                INTRODUCTION
    ----------------------------------------


The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from a potential investor's viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

o        Balance Sheet Strength
o        Asset Quality
o        Profitability and Growth
o        Earnings Quality
o        Dividends
o        Liquidity of the Issue/Size of the Offering
o        Recent Regulatory Matters
o        Market for Seasoned Thrift Stocks
o        Acquisition Market
o        Management
o        Market Area
o        Subscription Interest

After identifying the adjustments that should be made to market value, the pro forma market value for the Bank is computed and adjusted. The estimated pro forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts and the aggregate ratios for all public thrifts.

Conversion Valuation Appraisal Report                                   Page: 52
================================================================================


    ----------------------------------------
              BALANCE SHEET STRENGTH
    ----------------------------------------


The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 49 - KEY BALANCE SHEET DATA

                                                              Key Financial Data for the Most Recent Quarter
                                                        ----------------------------------------------------------
                                                            Total     Loans/    Loans/   Deposits/    Borrowings/
                                                           Assets   Deposits    Assets      Assets         Assets
 Ticker                    Short Name                       ($000)        (%)       (%)         (%)            (%)
------------------------------------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                           478,057     129.99     78.00       60.00          30.21
FSBI      Fidelity Bancorp, Inc.                          627,181      76.23     44.46       58.33          30.60
FKFS      First Keystone Financial, Inc.                  554,147      82.85     52.88       63.83          25.13
HARL      Harleysville Savings Financial Corporation      658,265      75.80     44.29       58.43          34.54
HIFS      Hingham Institution for Savings                 459,806     127.08     75.43       59.35          31.55
LSBX      LSB Corporation                                 428,991      75.38     49.26       65.35          21.24
MYST      Mystic Financial, Inc.                          429,316      82.17     65.75       80.03           9.60
NHTB      New Hampshire Thrift Bancshares, Inc.           495,818      77.08     66.19       85.88           1.58
NMIL      NewMil Bancorp, Inc.                            681,033      75.05     62.48       83.25           7.07
NBN       Northeast Bancorp                               467,684     118.90     81.03       68.15          21.96
PBCI      Pamrapo Bancorp, Inc.                           637,124      79.20     59.16       74.70          16.40
THRD      TF Financial Corporation                        712,636      80.58     50.68       62.88          26.99
------------------------------------------------------------------------------------------------------------------
          Average                                         552,505      90.03     60.80       68.35          21.41
          Median                                          524,983      79.89     60.82       64.59          23.55
          Maximum                                         712,636     129.99     81.03       85.88          34.54
          Minimum                                         428,991      75.05     44.29       58.33           1.58

SYNF      Synergy Financial Group, Inc.                   561,365      85.53     67.03       78.99          13.40

          Variance to the Comparable Median                36,383       5.64      6.21       14.40         (10.15)

Sources:  SNL and Offering Circular, FinPro Computations

          Asset  Composition  - The Bank's net loan to asset  ratio of 67.03% is
          ------------------
          above the median of 60.82%, for the Comparable Group.

          Funding Mix - The Bank had a stronger  funding mix than the Comparable
          -----------
          Group. The Bank's deposits to assets ratio was 78.99% and the borrowings to assets ratio was 13.40%. The Comparable Group's deposits to assets and borrowings to assets ratios were 64.59% and 23.55%, respectively.

Conversion Valuation Appraisal Report                                   Page: 52
================================================================================


          Liquidity - The  liquidity  of the Bank and the  Comparable  Group are
          ---------
          sufficient to meet all regulatory guidelines.

          The following figure illustrates that the Bank's assets, loans and deposits have grown substantially quicker than the Comparable Group has.

                      FIGURE 50 - BALANCE SHEET GROWTH DATA

                                                       Balance Sheet Growth as of the MRQ
                                                      -----------------------------------
                                                            Asset      Loan    Deposit
                                                           Growth    Growth     Growth
                                                             Rate      Rate       Rate
 Ticker                    Short Name                          (%)       (%)        (%)
---------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                              0.71    -17.38      -1.53
FSBI      Fidelity Bancorp, Inc.                            -1.48    -15.05      -5.03
FKFS      First Keystone Financial, Inc.                     8.47      2.39       8.61
HARL      Harleysville Savings Financial Corporation        -0.63     -3.01       3.39
HIFS      Hingham Institution for Savings                   24.54     16.10      -9.74
LSBX      LSB Corporation                                   -6.24    -26.97       0.77
MYST      Mystic Financial, Inc.                            11.14     34.31      20.99
NHTB      New Hampshire Thrift Bancshares, Inc.              7.45      2.64       7.78
NMIL      NewMil Bancorp, Inc.                              -2.41     31.10       9.74
NBN       Northeast Bancorp                                 -1.73     -5.22     -14.20
PBCI      Pamrapo Bancorp, Inc.                             21.77     -7.34       9.28
THRD      TF Financial Corporation                          (4.21)   (16.16)      1.23
---------------------------------------------------------------------------------------
          Average                                            4.78     (0.38)      2.61
          Median                                             0.04     (4.12)      2.31
          Maximum                                           24.54     34.31      20.99
          Minimum                                           (6.24)   (26.97)    (14.20)

SYNF      Synergy Financial Group, Inc.                     60.33     35.59      50.42

          Variance to the Comparable Median                 60.29     39.71      48.11



Sources:  SNL and Offering Circular, FinPro Computations

Conversion Valuation Appraisal Report                                   Page: 54
================================================================================


                            FIGURE 51 - CAPITAL DATA

                                                                       Capital for the Most Recent Quarter
                                                        ------------------------------------------------------------------
                                                                       Tangible   Intangible    Core Capital/    Equity +
                                                          Equity/       Equity/      Assets/         Tangible   Reserves/
                                                           Assets   Tang Assets       Equity           Assets      Assets
 Ticker                    Short Name                          (%)           (%)          (%)              (%)         (%)
--------------------------------------------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                              8.74          8.31         5.34             7.92        9.44
FSBI      Fidelity Bancorp, Inc.                             6.82          6.32         7.86             7.55        7.31
FKFS      First Keystone Financial, Inc.                     6.04          6.04         0.00             7.95        6.56
HARL      Harleysville Savings Financial Corporation         6.09          6.09         0.00             6.14        6.39
HIFS      Hingham Institution for Savings                    8.58          8.58         0.00             9.04        9.21
LSBX      LSB Corporation                                   12.44         12.44         0.00            12.18       13.42
MYST      Mystic Financial, Inc.                             6.11          6.11         0.00               NA        6.66
NHTB      New Hampshire Thrift Bancshares, Inc.              7.41          5.09        33.04             7.72        8.19
NMIL      NewMil Bancorp, Inc.                               7.57          6.35        17.12             7.13        8.34
NBN       Northeast Bancorp                                  7.80          7.61         2.72             8.65        8.66
PBCI      Pamrapo Bancorp, Inc.                              7.74          7.74         0.00             7.14        8.14
THRD      TF Financial Corporation                           8.96          8.35         7.48             7.16        9.23
--------------------------------------------------------------------------------------------------------------------------
          Average                                            7.86          7.42         6.13             8.05        8.46
          Median                                             7.66          6.98         1.36             7.72        8.27
          Maximum                                           12.44         12.44        33.04            12.18       13.42
          Minimum                                            6.04          5.09            -             6.14        6.39

SYNF      Synergy Financial Group, Inc.                      7.05          6.92         2.05             6.46        7.58

          Variance to the Comparable Median                 (0.61)        (0.06)        0.69            (1.26)      (0.68)

Sources:  SNL and Offering Circular, FinPro Computations

         Capitalization  - The  Comparable  Group's  median  tangible  equity to
         --------------
         assets ratio of 6.98% is in-line with the Bank's ratio of 6.92%. After the conversion, the Bank's tangible equity to tangible assets ratio will be 12.36%.

         Intangible Levels - An important factor influencing market value is the
         -----------------
         level of intangibles that an institution carries on its books. The Comparable Group's median intangible assets to equity ratio of 1.36% is slightly lower than the Bank's 2.05%.

The Bank has a better asset and liability mix and has demonstrated the ability to grow loans and deposits at a much quicker rate relative to the Comparable Group. After the conversion, the Bank will have higher capital levels. As such, an upward adjustment to the Comparable Group for this measure is warrant.

Conversion Valuation Appraisal Report                                   Page: 55
================================================================================


    ----------------------------------------
               ASSET QUALITY
    ----------------------------------------


The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans and levels of ALLL to assess the attractiveness of investing in the common stock of an institution.


                         FIGURE 52 - ASSET QUALITY TABLE

                                                                    Asset Quality for the Most Recent Quarter
                                                        -----------------------------------------------------------------

                                                           NPLs/   Reserves/    NPAs/    NPAs/    Reserves/    Reserves/
                                                           Loans        NPLs   Assets   Equity        Loans    NPAs + 90
 Ticker                    Short Name                         (%)         (%)      (%)      (%)          (%)          (%)
-------------------------------------------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                             0.00          NM     0.00     0.00         0.90           NM
FSBI      Fidelity Bancorp, Inc.                            0.97      113.08     0.50     7.40         1.09        68.74
FKFS      First Keystone Financial, Inc.                    1.21       80.82     0.69    11.49         0.98        71.28
HARL      Harleysville Savings Financial Corporation        0.00          NM     0.00     0.00         0.68       668.12
HIFS      Hingham Institution for Savings                   0.12      700.48     0.09     1.05         0.84       700.48
LSBX      LSB Corporation                                   0.01          NM     0.01     0.06         1.98           NM
MYST      Mystic Financial, Inc.                            0.08          NM     0.05     0.85         0.83           NM
NHTB      New Hampshire Thrift Bancshares, Inc.             0.50      236.37     0.33     4.50         1.18       233.37
NMIL      NewMil Bancorp, Inc.                              0.10          NM     0.07     0.86         1.23       391.71
NBN       Northeast Bancorp                                 0.48      219.57     0.41     5.28         1.06       208.52
PBCI      Pamrapo Bancorp, Inc.                             0.37      183.55     0.22     2.84         0.68       113.14
THRD      TF Financial Corporation                          0.62       86.19     0.57     6.40         0.53        47.04
-------------------------------------------------------------------------------------------------------------------------
          Average                                           0.37      231.44     0.25     3.39         1.00       278.04
          Median                                            0.25      183.55     0.16     1.95         0.94       208.52
          Maximum                                           1.21      700.48     0.69    11.49         1.98       700.48
          Minimum                                              -       80.82        -        -         0.53        47.04

SYNF      Synergy Financial Group, Inc.                     0.14      557.22     0.09     1.35         0.79       557.22

          Variance to the Comparable Median                (0.11)         NM    (0.07)   (0.60)       (0.15)          NM



Sources:  SNL and Offering Circular, FinPro Computations

The Bank's nonperforming loans ("NPL") to total loans ratio of 0.14% is below the Comparable Group median of 0.25%. The Bank's level of NPAs to assets and NPAs to equity is also lower that the Comparable Group's.

The Bank's reserves to NPLs ratio is above the Comparable median, but the reserves to loans ratio is below the Comparable median. When taking into account the NPA and reserve levels, a moderate upward adjustment is warranted for this measure.

Conversion Valuation Appraisal Report                                   Page: 56
================================================================================


    ----------------------------------------
             PROFITABILITY AND GROWTH
    ----------------------------------------


The profitability and growth are critical components in the establishment of market values for thrifts.

The Bank's annualized net income at June 30, 2003 was $3.1 million, up $1.1 million from December 31, 2002. Net income trended upward from the year ended December 31, 1998 to the year ended December 31, 2002.



                          FIGURE 53 - NET INCOME TREND


                                 Graphic Omitted


Sources:  Offering Circular

Conversion Valuation Appraisal Report                                   Page: 57
================================================================================


The Bank's ROAA and ROAE are both below the Comparable Group medians.

                         FIGURE 54 - PROFITABILITY DATA

                                                     Profitability for the Most Recent Quarter
                                                     -----------------------------------------

                                                              Return on           Return on
                                                             Avg Assets          Avg Equity
 Ticker                    Short Name                                (%)                 (%)
--------------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                                    1.08               12.69
FSBI      Fidelity Bancorp, Inc.                                   0.64                9.00
FKFS      First Keystone Financial, Inc.                           0.49                8.05
HARL      Harleysville Savings Financial Corporation               0.68               11.20
HIFS      Hingham Institution for Savings                          1.97               22.00
LSBX      LSB Corporation                                          0.59                4.78
MYST      Mystic Financial, Inc.                                   0.33                5.42
NHTB      New Hampshire Thrift Bancshares, Inc.                    1.20               16.47
NMIL      NewMil Bancorp, Inc.                                     1.07               14.06
NBN       Northeast Bancorp                                        0.83               10.27
PBCI      Pamrapo Bancorp, Inc.                                    1.21               14.72
THRD      TF Financial Corporation                                 0.24                2.76
--------------------------------------------------------------------------------------------
          Average                                                  0.86               10.95
          Median                                                   0.76               10.74
          Maximum                                                  1.97               22.00
          Minimum                                                  0.24                2.76

SYNF      Synergy Financial Group, Inc.                            0.61                8.08

          Variance to the Comparable Median                       (0.15)              (2.66)


Sources:  SNL and Offering Circular Data, FinPro Computations

The Bank's ROAA and ROAE are both below the Comparable Group median. Therefore, a slight downward adjustment is warranted.

Conversion Valuation Appraisal Report                                   Page: 58
================================================================================


    ----------------------------------------
               EARNINGS QUALITY
    ----------------------------------------


Thrift earnings are primarily a function of:

        o        net interest income
        o        loan loss provision
        o        non-interest income
        o        non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on net interest income.

Conversion Valuation Appraisal Report                                   Page: 59
================================================================================


                        FIGURE 55 - INCOME STATEMENT DATA

                                                                      Income Statement for the Most Recent Quarter
                                              --------------------------------------------------------------------------------------
                                              Yield on                 Net        Net  Noninterest Noninterest
                                              Ave Earn   Cost of  Interest   Interest      Income/    Expense/  Efficiency  Overhead
                                                Assets     Funds    Spread     Margin   Avg Assets  Avg Assets       Ratio     Ratio
 Ticker                    Short Name               (%)       (%)       (%)        (%)          (%)         (%)         (%)      (%)
------------------------------------------------------------------------------------------------------------------------------------
              Comparable Thrift Data
CEBK      Central Bancorp, Inc.                   6.07      2.70      3.37       3.55         0.35        2.51       66.32     62.89
FSBI      Fidelity Bancorp, Inc.                  5.81      3.44      2.37       2.27         0.55        1.74       68.02     59.18
FKFS      First Keystone Financial, Inc.          5.12      2.97      2.15       2.35         0.58        2.23       78.79     73.27
HARL      Harleysville Savings
            Financial Corporation                 5.20      3.56      1.64       1.83         0.20        1.05       53.62     48.34
HIFS      Hingham Institution
            for Savings                           6.14      2.44      3.70       4.02         0.31        1.96       47.03     42.77
LSBX      LSB Corporation                         5.06      2.55      2.51       2.85         0.35        2.19       69.98     66.14
MYST      Mystic Financial, Inc.                  5.40      2.55      2.85       2.96         0.49        2.32       70.44     65.30
NHTB      New Hampshire Thrift
            Bancshares, Inc.                      4.59      1.30      3.29       3.38         1.43        2.86       62.04     44.99
NMIL      NewMil Bancorp, Inc.                    5.61      1.94      3.67       3.81         0.53        2.47       60.49     54.45
NBN       Northeast Bancorp                       6.30      3.06      3.24       3.33         0.95        3.09       74.24     66.39
PBCI      Pamrapo Bancorp, Inc.                   6.20      2.68      3.52       3.83         0.43        2.12       50.87     45.18
THRD      TF Financial Corporation                4.80      2.81      1.99       2.14         0.32        2.02       84.55     82.13
------------------------------------------------------------------------------------------------------------------------------------
          Average                                 5.53      2.67      2.86       3.03         0.54        2.21       65.53     59.25
          Median                                  5.51      2.69      3.05       3.15         0.46        2.21       67.17     61.04
          Maximum                                 6.30      3.56      3.70       4.02         1.43        3.09       84.55     82.13
          Minimum                                 4.59      1.30      1.64       1.83         0.20        1.05       47.03     42.77

SYNF      Synergy Financial Group, Inc.           6.17      2.27      3.90       3.97         0.40        3.04       72.97     70.06

          Variance to the Comparable Median       0.66     (0.42)     0.86       0.83        (0.06)       0.83        5.80      9.02


Sources:  SNL and Offering Circular Data, FinPro Computations

Compared to the Comparable Group median, the Bank's yield on assets was 66 basis points worse and the cost of funds was 42 basis points better. The 83 basis point advantage in net interest margin is offset by a 6 basis point disadvantage in noninterest income and the 88 basis point disadvantage in noninterest expense.

Taken collectively, the income of the Bank can be measured by the efficiency ratio, where the Bank has an efficiency ratio of 72.97%, while the Comparable Group has a median ratio of 67.17%.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

The Bank's and the Comparable's earnings are dependent upon net interest income. The Bank's expense structure is above the Comparable Group. The Bank's efficient ratio is above the Comparable Group. Based on these factors a slight downward adjustment is warranted.

Conversion Valuation Appraisal Report                                   Page: 60
================================================================================


    ----------------------------------------
                   DIVIDENDS
    ----------------------------------------


Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there was a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Pressure on ROE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend was accelerated by the decrease in the tax rate on dividend income. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

Conversion Valuation Appraisal Report                                   Page: 61
================================================================================


                            FIGURE 56 - DIVIDEND DATA


                                                             Dividends
                                                      --------------------------
                                                       Current     LTM Dividend
                                                      Dividend           Payout
                                                         Yield            Ratio
 Ticker                    Short Name                       ($)              (%)
--------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                           1.39            29.49
FSBI      Fidelity Bancorp, Inc.                          2.02            30.02
FKFS      First Keystone Financial, Inc.                  1.63            28.26
HARL      Harleysville Savings Financial Corporation      2.78            31.16
HIFS      Hingham Institution for Savings                 1.82            33.46
LSBX      LSB Corporation                                 2.83            76.67
MYST      Mystic Financial, Inc.                          1.68            29.30
NHTB      New Hampshire Thrift Bancshares, Inc.           2.87            27.42
NMIL      NewMil Bancorp, Inc.                            2.46            34.81
NBN       Northeast Bancorp                               1.90            22.22
PBCI      Pamrapo Bancorp, Inc.                           3.92            56.16
THRD      TF Financial Corporation                        1.91            40.00
--------------------------------------------------------------------------------
          Average                                         2.27            36.58
          Median                                          1.97            30.59
          Maximum                                         3.92            76.67
          Minimum                                         1.39            22.22

SYNF      Synergy Financial Group, Inc.                     NA               NA

          Variance to the Comparable Median                 NA               NA


Sources:  SNL Data, FinPro Computations


All ten Comparable institutions paid dividends. The median dividend payout ratio for the Comparable Group was 30.59%, ranging from a high of 76.67% to a low of 22.22%. After the conversion, the Bank will have sufficient capital to pay dividends. As such, no adjustment is indicated for this factor.

Conversion Valuation Appraisal Report                                   Page: 62
================================================================================


    -------------------------------------------
    LIQUIDITY OF THE ISSUE/SIZE OF THE OFFERING
    -------------------------------------------



The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 57 - MARKET CAPITALIZATION DATA

                                                                        Market Data as of The Most Recent Quarter
                                                        ---------------------------------------------------------------------------
                                                              MRQ          MRQ      MRQ     MRQ     MRQ Publicly      MRQ Tangible
                                                           Market        Price    Price   Price         Reported      Publicly Rep
                                                            Value    Per Share     High     Low       Book Value        Book Value
 Ticker                    Short Name                          ($)          ($)      ($)     ($)              ($)               ($)
-----------------------------------------------------------------------------------------------------------------------------------
                     Comparable Thrift Data
CEBK      Central Bancorp, Inc.                             57.63        34.65    35.74   33.90            25.11             23.77
FSBI      Fidelity Bancorp, Inc.                            60.09        23.75    23.84   19.70            16.89             15.56
FKFS      First Keystone Financial, Inc.                    48.54        24.49    24.50   21.50            16.80             16.80
HARL      Harleysville Savings Financial Corporation        58.62        25.89    27.58   24.67            17.70             17.70
HIFS      Hingham Institution for Savings                   81.77        39.49    40.05   34.76            19.06             19.06
LSBX      LSB Corporation                                   71.43        16.99    17.52   13.60            12.70             12.70
MYST      Mystic Financial, Inc.                            36.63        23.75    25.22   19.33            18.00             18.00
NHTB      New Hampshire Thrift Bancshares, Inc.             49.65        25.11    27.04   22.31            18.60             12.46
NMIL      NewMil Bancorp, Inc.                              99.84        24.39    24.50   19.95            12.59             10.43
NBN       Northeast Bancorp                                 43.29        16.80    18.65   16.00            14.16             13.78
PBCI      Pamrapo Bancorp, Inc.                            101.50        20.40    20.51   17.30             9.91              9.91
THRD      TF Financial Corporation                          87.82        31.36    32.75   28.00            24.90             23.04
-----------------------------------------------------------------------------------------------------------------------------------
          Average                                           66.40        25.59    26.49   22.58            17.20             16.10
          Median                                            59.36        24.44    24.86   20.73            17.30             16.18
          Maximum                                          101.50        39.49    40.05   34.76            25.11             23.77
          Minimum                                           36.63        16.80    17.52   13.60             9.91              9.91

SYNF      Synergy Financial Group, Inc.                     72.50           NA       NA      NA               NA                NA

          Variance to the Comparable Median                 13.15           NA       NA      NA               NA                NA


Sources:  SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $36.6 million to a high of $101.5 million with a median market capitalization of $59.4 million. The Bank expects to have $72.5 million of market capital at the midpoint on a pro forma basis. Additionally, the Bank will trade on NASDAQ.

Conversion Valuation Appraisal Report                                   Page: 63
================================================================================


The amount of market capitalization affects the pricing of an institution as small cap companies suffer from weak liquidity, limited research and press coverage, limited resources and the lack of economies of scale. The following figure illustrates that there is a clear correlation between the amounts of market capitalization and the price to book and price to tangible book multiples.



             FIGURE 58 - INDUSTRY MULTIPLES BY MARKET CAPITALIZATION

                                      --------------------------------------------------------------------------------------
                              Current                             Current Price in Relation to
                                      --------------------------------------------------------------------------------------
                               Market                   Price/                   Price/                Tangible
                                Value     Earnings    Core EPS     LTM EPS LTM Core EPS  Book Value  Book Value      Assets
            Count                 ($M)          (x)         (x)         (x)          (x)         (%)         (%)         (%)
----------------------------------------------------------------------------------------------------------------------------
            30.00                 <25        19.20       18.06       17.19        17.92      110.89      112.63       11.68
            48.00          >=25 - <50        14.94       15.34       15.57        15.27      121.95      124.15       11.65
            45.00         >=50 - <150        14.53       14.79       15.21        15.35      134.70      140.65       13.15
            60.00               > 155        12.48       13.86       13.63        14.37      172.68      209.06       15.85

 National Standard Conversions               14.53       15.34       14.78        15.24      137.62      145.52       13.25


Source:  SNL Securities, FinPro calculations

The Bank is expected to have market capitalization of $72.5 million, which is above the Comparable median of $59.4 million, but in the same range.

The Bank is expected to have higher levels of market capital initially, but will reduce its market capital through judicious use of capital market tools. Due to the small difference in market capitalization, no adjustment for this factor is warranted.

Conversion Valuation Appraisal Report                                   Page: 64
================================================================================


    ----------------------------------------
           RECENT REGULATORY MATTERS
    ----------------------------------------


Regulatory matters influence the market for thrift conversions. Currently, there are two differences in regulation between the Bank and the Comparable Group. First, the OTS is enforcing a three year merger moratorium. None of the Comparables are covered by the moratorium. FinPro attempted to screen out companies that had acquisition speculation built into their pricing, however, in a mature consolidating industry, some speculation persists.

Secondly, the Bank will not be able to repurchase its share in the open market for one year. Currently, all of the Comparables have this ability.

As such, a downward adjustment is warranted.

Conversion Valuation Appraisal Report                                   Page: 65
================================================================================


    ----------------------------------------
       MARKET FOR SEASONED THRIFT STOCKS
    ----------------------------------------


Trading multiples for all public thrifts as of September 11, 2003 are provided in Exhibit 8. A common measure utilized as a proxy for the performance of the thrift industry is the SNL Thrift Index graphically shown below and tabularly shown on the following page:

                       FIGURE 59 - SNL THRIFT INDEX CHART


                                 Graphic Omitted



Source:  SNL Securities

Conversion Valuation Appraisal Report                                   Page: 66
================================================================================


                     FIGURE 60 - HISTORICAL SNL THRIFT INDEX


                                 Graphic Omitted

Conversion Valuation Appraisal Report                                   Page: 67
================================================================================


                                 Graphic Omitted



Source:  SNL Securities

Conversion Valuation Appraisal Report                                   Page: 68
================================================================================


                           FIGURE 61 - EQUITY INDICES


                                 Graphic Omitted



Source:  SNL Securities

As the preceding figures demonstrate, the SNL Thrift Index materially diverged from the S&P 500 and DJIA during the late 1998 to early 2000 period, reflecting the investment community's apparent disfavor with thrift stocks during that time period. However, during 2000, 2001 and 2002, the SNL thrift index substantially outperformed the S&P and DJIA.

It is FinPro's belief that as the economy strengthens so will the broader market. Historically, sector rotation occurs from defensive stocks, such as thrifts, to cyclical stocks during an economic recovery. This could negatively impact the performance of the thrift industry.

Conversion Valuation Appraisal Report                                   Page: 69
================================================================================


                      FIGURE 62 - HISTORICAL MARKET INDICES

              ---------------------------------------------------
                  Date          SNL         S&P         DJIA
              ---------------------------------------------------
                06/30/94             269.6       444.3    3,625.0
                12/30/94             244.7       459.3    3,834.4
                06/30/95             313.5       544.8    4,556.1
                12/29/95             376.5       615.9    5,117.1
                06/28/96             387.2       670.6    5,654.6
                12/31/96             483.6       740.7    6,448.3
                06/30/97             624.5       885.2    7,672.8
                12/30/97             814.1       970.4    7,908.3
                06/30/98             833.5     1,133.8    8,952.0
                12/31/98             705.9     1,229.2    9,181.4
                06/30/99             695.6     1,372.7   10,970.8
                12/31/99             562.4     1,469.3   11,497.1
                06/30/00             571.7     1,457.0   10,614.1
                12/31/00             874.3     1,320.0   10,788.0
                06/30/01             964.5     1,224.4   10,502.4
                12/31/01             918.2     1,137.1    9,894.8
                06/28/02           1,123.0       989.8    9,243.3
                12/31/02           1,079.9       879.4    8,341.6
                06/30/03           1,273.0       974.5    8,985.4
                09/11/03           1,292.2     1,016.4    9,459.8
              ---------------------------------------------------
              Source: SNL Securities

As Figures 59, 60, 61 and 62 illustrate, the performance of the SNL index was robust through 1994, 1995, 1996, 1997 and the first half of 1998. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. In August and October 1998, the indices experienced a dramatic drop in value. In 2001, the SNL Thrift Index rebounded due to the rapidly decreasing rate environment. The S&P 500 Index and the Dow Jones Industrial Average lost 22.66% and 15.70%, respectively, during 2002, however the SNL Thrift Index increased 17.61% over the same time period. During this timeframe, investor preference shifted from a growth to a value orientation. During 2003, the SNL Thrift Index continues to outperform, however, the gap has narrowed.

The increase in the SNL Thrift Index and the overall "hot" market for thrift stocks is embedded in the price multiples of the Comparable Group.

Conversion Valuation Appraisal Report                                   Page: 70
================================================================================


                          FIGURE 63 - HISTORICAL RATES


                                 Graphic Omitted


Source:  Federal Reserve Bank of New York

As the Figures 61 and 63 demonstrate, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL Thrift Index. Likewise the drop in interest rates during 2001, lead to rising thrift values while the broader market declined. Rates are at the low point in the cycle however, and the economic news points toward an economic recovery, however, job data is still weak. Historically, financial stocks outperform in a falling rate environment and underperform in a rising rate environment.

No adjustment is warranted for this factor as the market levels are incorporated in the Comparable pricing levels.

Conversion Valuation Appraisal Report                                   Page: 71
================================================================================


    ----------------------------------------
              ACQUISITION MARKET
    ----------------------------------------


The following chart illustrates that acquisitions have dwindled. Lower acquisition pricing multiples reduced the incentive for potential targets to sell during 2000 and 2001. The pool of potential targets has declined since the mid-1990's.

                FIGURE 64 - DEALS FOR LAST THIRTY THREE QUARTERS


                                 Graphic Omitted


Source:  SNL Securities

Conversion Valuation Appraisal Report                                   Page: 72
================================================================================


In general, deal multiples have declined between 1999 and 2000. However, multiples have trended upward during 2001 and 2002. Between 2002 and 2003 YTD, the price to earnings multiple declined while the price to tangible book and core deposit premium increase.

                           FIGURE 65 - DEAL MULTIPLES

-----------------------------------------------------------------------------------------------------------
Median Price to LTM Earnings                    1999         2000        2001        2002       2003 YTD
Thrifts - Nationwide                            24.0         20.0        28.0        25.9       19.9
Thrifts - Mid Atlantic                          27.6         27.5        26.8        52.4       32.6
Thrifts - Deal Values $100 - $500 Million       24.0         16.0        17.7        19.1       18.8
Average Price to Book                           1999         2000        2001        2002       2003 YTD
Thrifts - Nationwide                           185.3        142.5       160.8       161.8      180.6
Thrifts - Mid Atlantic                         166.3        140.7       174.2       184.9      205.1
Thrifts - Deal Values $100 - $500 Million      294.1        155.6       178.3       225.4      209.0
Average Price to Tangible Book                  1999         2000        2001        2002       2003 YTD
Thrifts - Nationwide                           191.5        148.8       166.2       169.3      193.0
Thrifts - Mid Atlantic                         179.1        152.5       194.1       199.4      213.6
Thrifts - Deal Values $100 - $500 Million      314.9        162.0       188.0       236.0      237.9
Median Core Deposit Premium                     1999         2000        2001        2002       2003 YTD
Thrifts - Nationwide                            11.4          7.5         7.0         8.6        11.8
Thrifts - Mid Atlantic                          11.5          7.4         6.8        11.4        20.4
Thrifts - Deal Values $100 - $500 Million       32.0          8.9        11.5        19.4        17.7
-----------------------------------------------------------------------------------------------------------

Source:  SNL Securities

Five thrift acquisitions have occurred in New Jersey since January 1, 2001. One of the deals was a mutual merger and three were "remutualizations".

         FIGURE 66 - NEW JERSEY THRIFT DEALS SINCE ANNOUNCED AFTER 2000

                                                                                                                Price/ Franch Prem/
                                                                      Deal Value Price/ LTM EPS Price/ Book  Tang Book Core Deposits
                                                   Target              Announced      Announced  Announced   Announced    Announced
Buyer Name         Target Name                     State   Announced         ($M)            (x)        (%)         (%)          (%)
------------------------------------------------------------------------------------------------------------------------------------
Kearny, MHC        Pulaski Bancorp, Inc. (MHC)     NJ     01/10/2002        27.5             NM     253.27      253.27        23.60
Kearny, MHC        West Essex Bancorp Inc.,(MHC)   NJ     09/11/2002        72.2          52.39     334.60      356.71        60.83
NSB Holding Corp.  Liberty Bancorp, Inc. (MHC)     NJ     05/16/2002        34.6             NM     276.62      276.62        25.15
Oritani Financial
  Corp., M.H.C.    Hamilton Bancorp, MHC           NJ     10/18/2001          NA             NA         NA          NA           NA
Pacific Mutual
  Holding Company  College Savings Bank            NJ     10/17/2001          NA             NA         NA          NA           NA


The OTS is currently enforcing the three-year prohibition on mergers following a mutual-to-stock conversion. The Comparable Group has been screened to eliminate stocks with speculation included in their pricing, however, some general market speculation persists. This factor was adjusted for in the "Recent Regulatory" section. Therefore, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report                                   Page: 73
================================================================================


    --------------------------------------------------------
    ADJUSTMENTS TO VALUE IN RELATION TO THE COMPARABLE GROUP
    --------------------------------------------------------


Overall,  FinPro  believes  that the Bank  pro  forma  market  value  should  be
discounted   relative  to  the  Comparable   Group,   reflecting  the  following
adjustments.

Key Valuation Parameters                                    Valuation Adjustment
----------------------------------------------------------- --------------------

Balance Sheet Strength                                       Upward

Asset Quality                                                Moderate Upward

Profitability                                                Slight Downward

Earnings Quality                                             Slight Downward

Dividends                                                    No Adjustment

Liquidity of the Issue/Size of the Offering                  No Adjustment

Recent Regulatory Matters                                    Downward

Market for Seasoned Thrift Stocks                            No Adjustment

Acquisition Market                                           No Adjustment

Conversion Valuation Appraisal Report                                   Page: 74
================================================================================


5.  Other Factors


    ----------------------------------------
                 MANAGEMENT
    ----------------------------------------


The Bank has developed a good management team with considerable banking experience. The Bank's organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report                                   Page: 75
================================================================================


    ----------------------------------------
                MARKET AREA
    ----------------------------------------


The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations. Furthermore, many investors like to invest in organizations that can be easily followed through the local newspapers and "word-of-mouth", and the sophistication and financial resources vary from state to state.

Specifics  on the Bank's  markets  were  delineated  in Section 2 - Market  Area
Analysis. The following figure compares the demographic data for the county serviced by the Bank, to the county data of the Comparable Group members.

                       FIGURE 67 - COUNTY DEMOGRAPHIC DATA


                                 Graphic Omitted


Source:  SNL Securities, FinPro calculations

With the exception of Union County (where the Bank has the majority of its offices), the Bank's markets are growing faster than the Comparable median. The Bank's markets have higher levels of income.

Conversion Valuation Appraisal Report                                   Page: 76
================================================================================


The following figure displays the recent performance of each of the Bank's and the Comparable Group's branches on a county level.

                    FIGURE 68 - BRANCH PERFORMANCE BY COUNTY


                                 Graphic Omitted


Source:  SNL Securities, FinPro calculations

The Bank's average branch size is smaller than the Comparable Group due to de novo branching activity.

Conversion Valuation Appraisal Report                                   Page: 77
================================================================================



The following figure illustrates that, according to the New Jersey and the regional medians, fully converted New Jersey thrifts trade in-line with the Northeast median price to LTM earnings and at a slight discount on a price to LTM core earnings basis. New Jersey trades at a premium on a price to tangible book basis. FinPro considered both the core earnings and tangible book value to have equal weight.

                  FIGURE 69 - NEW JERSEY RELATIVE TO THE REGION

                                                                --------------------------------------------------------------------
                                                                                   Current Price in Relation to
                                            Current     Current --------------------------------------------------------------------
                                              Stock      Market                                                    Tangible
                                              Price       Value Earnings Core EPS  LTM EPS LTM Core EPBook Value Book Value  Assets
Ticker   Short Name                              ($)        ($M)      (x)      (x)      (x)        (x)        (%)        (%)     (%)
------------------------------------------------------------------------------------------------------------------------------------
         New Jersey
FMCO     FMS Financial Corporation            18.18      117.83    22.73    25.25    17.65      17.48     196.33     200.44    9.97
OCFC     OceanFirst Financial Corp.           25.62      348.78    16.86    16.86    16.86      17.08     258.79     261.70   19.81
PBCI     Pamrapo Bancorp, Inc.                20.40      101.50    14.17    14.17    14.78      15.45     205.85     205.85   15.93
PFSB     PennFed Financial Services, Inc.     29.18      199.53    21.46    15.52    15.95      14.89     167.60     172.26   11.01
PFS      Provident Financial Services, Inc.   20.52    1,262.77    34.20    30.18       NA         NA     144.61     148.37   30.17

         New Jersey Fully Converted Average              406.08    21.88    20.40    16.31      16.23     194.64     197.72   17.38
         New Jersey Fully Converted Median               199.53    21.46    16.86    16.41      16.27     196.33     200.44   15.93

         Northeast Fully Converted Average               581.43    18.59    19.35    19.75      18.19     173.34     199.16   14.80
         Northeast Fully Converted Median                134.73    14.99    16.76    15.95      16.58     159.42     172.26   13.41


Source:  SNL Securities, FinPro calculations

Based on the strength of the Bank's markets, a slight upward adjustment is warranted for the market area.

Conversion Valuation Appraisal Report                                   Page: 78
================================================================================


    ----------------------------------------
             SUBSCRIPTION INTEREST
    ----------------------------------------


                   FIGURE 70 - RECENT SECOND STEP CONVERSIONS

                                                           -------------------------------------------------------
                                                                          Percent Change from IPO
                                                           -------------------------------------------------------
                                                             After      After      After      After
                                                   IPO       1 Day      1 Week    1 Month    3 Months    To date
   Ticker                Short Name                Date       (%)        (%)        (%)        (%)         (%)
------------------------------------------------------------------------------------------------------------------
JFBI         Jefferson Bancshares, Inc.           07/02/03      23.90      25.00      40.00         NA      33.80
FNFG         First Niagara Financial Group, Inc.  01/21/03      12.70      13.40      12.60      18.20      52.30
WAYN         Wayne Savings Bancshares, Inc.       01/09/03      12.00      12.10      11.50      21.50      41.00
SFFS         Sound Federal Bancorp, Inc.          01/07/03      10.00      11.30      15.10      30.40      58.20

             -----------------------------------------------------------------------------------------------------
2003         Average                                            16.95      18.15      27.55      30.40      46.00
             Median                                             16.95      18.15      27.55      30.40      46.00
             -----------------------------------------------------------------------------------------------------

CSBC         Citizens South Banking Corporation   10/01/02      (0.50)     (6.00)     (3.00)      2.00      46.00
BRKL         Brookline Bancorp, Inc.              07/10/02      10.60      14.00      15.50      13.50      53.90
WGBC         Willow Grove Bancorp, Inc.           04/04/02       9.50      15.50      16.20      14.00      68.80

             -----------------------------------------------------------------------------------------------------
2002         Average                                             6.53       7.83       9.57       9.83      56.23
             Median                                              9.50      14.00      15.50      13.50      53.90
             -----------------------------------------------------------------------------------------------------

PHSB         PHSB Financial Corp.                 12/21/01      22.40      20.60      24.60      39.50      85.29
FFFL         Fidelity Bankshares, Inc.            05/15/01      23.20      29.00      36.30      40.00     165.30

             -----------------------------------------------------------------------------------------------------
2001         Average                                            22.80      24.80      30.45      39.75     125.30
             Median                                             22.80      24.80      30.45      39.75     125.30
             -----------------------------------------------------------------------------------------------------

FFBK         FloridaFirst Bancorp, Inc.           12/22/00      22.50      25.63      33.13      46.25     159.60
WYPT         Waypoint Financial Corp.             10/12/00      (2.50)     (2.81)      0.31      11.25      99.50

             -----------------------------------------------------------------------------------------------------
2000         Average                                            10.00      11.41      16.72      28.75     129.55
             Median                                             10.00      11.41      16.72      28.75     129.55
             -----------------------------------------------------------------------------------------------------

             -----------------------------------------------------------------------------------------------------
1/01/2000 to Average                                            14.07      15.55      21.07      27.18      89.27
9/11/03      Median                                             13.48      16.08      22.14      29.58      89.60
             -----------------------------------------------------------------------------------------------------

Source:  SNL Securities

There have been four second step conversions completed in 2003. All four have experienced a moderate first day price "pop". As second step conversions have historically been priced at a premiums to similar time frame standard conversions, there has been less room for aftermarket price appreciation.

Conversion Valuation Appraisal Report                                   Page: 79
================================================================================


               FIGURE 71 - RECENT STANDARD CONVERSION PERFORMANCE


                                 Graphic Omitted



Source:  SNL Securities, FinPro calculations

Conversion Valuation Appraisal Report                                   Page: 80
================================================================================


As the prior two tables highlight, recent standard conversions have experienced a greater after-market increases than second step conversions. The recent price appreciation warrants a moderate upward adjustment.

Conversion Valuation Appraisal Report                                   Page: 81
================================================================================


    ----------------------------------------
             ADJUSTMENTS TO VALUE
    ----------------------------------------



Overall, FinPro believes that the Bank's pro forma market value should be adjusted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                                    Valuation Adjustment
----------------------------------------------------------- --------------------

Management                                                   No Adjustment

Market Area                                                  Slight Upward

Subscription interest                                        Moderate Upward

Conversion Valuation Appraisal Report                                   Page: 82
================================================================================


6.  Valuation


    ----------------------------------------
              VALUATION APPROACH
    ----------------------------------------


In appraising the pro forma market value of the Bank, FinPro began by applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include: o Price to earnings ("P/E") o Price to tangible book value ("P/TB") o Price to book value ("P/B") o Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. FinPro targeted the pricing multiple of the Comparable Group and adjusted for the fundamentals discussed in section four.


    -------------------------------------------------
    DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES
    -------------------------------------------------


To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all New Jersey public thrifts, all publicly traded thrifts and the recent (2000 to date) and historical standard conversions were assessed. The multiples for the Comparable Group, all publicly traded thrifts, and New Jersey publicly traded thrifts are shown in Exhibit 8.

         Price to Earnings - According to the OTS  Appraisal  Guidelines:  "When
         -----------------
         both the converting institution and the comparable companies are recording "normal" earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach." In this particular case, the Bank's earnings are "normal" and closely approximate historical levels dating back to 2000. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach is applicable, meaningful and appropriate in this appraisal.

Conversion Valuation Appraisal Report                                   Page: 83
================================================================================


         Price to  Book/Price  to Tangible Book - According to the OTS Appraisal
         --------------------------------------
         Guidelines: "The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data."

         Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro feels that thrifts often trade on a price to tangible book basis. However, in this particular case, the Bank with a pro forma tangible equity to tangible assets ratio of 29.96% at the midpoint, does not have a normal level of tangible book value relative to the Comparable Group, with a tangible equity to tangible assets ratio of 9.24%.

         Price to Assets -  According  to the OTS  Appraisal  Guidelines:  "This
         ---------------
         approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach)." FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

In conclusion, in estimating the market value for the Bank, the most weight was placed on the P/TB approach followed closely by the P/E approach. The P/B was given much less weight and the P/A ratio was not given much weight at all.

Conversion Valuation Appraisal Report                                   Page: 84
================================================================================


    ----------------------------------------
             EVALUATION OF THE
              EXCHANGE RATIO
    ----------------------------------------


In a second step, the appraisal must equally weigh the fairness of the value to both the existing minority shareholders, as well as new equity investors. These interests are at odds as the existing shareholders desire a higher value and thus a higher exchange ratio, while the new equity investors desire a lower value. This valuation gave equal weight to both the existing minority shareholders and the new investors.

FinPro's estimated value range was designed to provide standard conversion pricing at the low end of the estimated value range, while accounting for the exchange of the minority shareholders at the high end of the range.

Prior to the announcement of the second step conversion, the Bank traded at $20.55 per share on July 28, 2003. The Bank's stock closed at $26.20 per share on September 11, 2003. This would equal an exchange ratio of 2.62, which is between the maximum and the super maximum of the estimated value range. If the offering were to close with an exchange ratio below 2.62, existing shareholders could see their value diluted. However, the second step would benefit the minority shareholders in the form of increased liquidity, the addition of an exit strategy and book value accretion.

With this estimated value range, FinPro will let the market decide whether the Bank should be priced closer to standard conversions at the low end of the estimated value range or closer to the exchange value at the high end of the range.

Conversion Valuation Appraisal Report                                   Page: 85
================================================================================


    ----------------------------------------
      VALUATION IN RELATION TO COMPARABLES
    ----------------------------------------


Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint is estimated to be $72,500,000. Based upon a range below and above the midpoint value, the relative values are $61,625,000 at the minimum and $83,375,000 at the maximum respectively. At the super maximum of the range, the offering value would be $95,881,250.

This equates to exchange ratios of 1.8425, 2.1676, 2.4928, and 2.8667 at the minimum, midpoint, maximum and super maximum, respectively. As such, the Bank would raise gross proceeds of $34,821,230, $40,966,830, $47,110,990 and
$54,177,930 at the minimum, midpoint, maximum and super maximum of the EVR, respectively.

At the various levels of the estimated value range, the offering would result in the following offering data:

                      FIGURE 72 - VALUE RANGE OFFERING DATA

                        --------------------------------------------------------------------------
                                                  Appraised Value
                        --------------------------------------------------------------------------
Conclusion              Minimum            Midpoint           Maximum          SuperMaximum *
                        --------------------------------------------------------------------------
 Total Shares               6,162,500          7,250,000          8,337,500             9,588,125
 Price per Share         $         10       $         10       $         10          $        10
 Full Conversion Value   $ 61,625,000       $ 72,500,000       $ 83,375,000          $ 95,881,250
 Exchange Shares            2,680,377          3,153,317          3,626,401             4,170,332
 Exchange Percent              43.49%             43.49%             43.50%                43.49%
 Conversion Shares          3,482,123          4,096,683          4,711,099             5,417,793
 Conversion Percent            56.51%             56.51%             56.50%                56.51%
 Gross Proceeds          $ 34,821,230       $ 40,966,830       $ 47,110,990          $ 54,177,930
 Exchange Value          $ 26,803,770       $ 31,533,170       $ 36,264,010          $ 41,703,320
 Exchange Ratio                1.8425             2.1676             2.4928                2.8667
                        --------------------------------------------------------------------------

Source:  FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report                                   Page: 86
================================================================================


                      FIGURE 73 - VALUE RANGE OFFERING DATA

                                       ----------------------------------------------------------------------------
                                          Bank        Comparables              State                National
                                       ----------------------------------------------------------------------------
                                                   Mean      Median      Mean      Median      Mean       Median
                                                   ----      ------      ----      ------      ----       ------

                                   Min    22.73
Price-Core Earnings Ratio P/E      Mid    27.03      18.32      17.05      16.23      16.27       18.86      15.24
-----------------------------      Max    31.25
                                   Smax   35.71

                                   Min   89.37%
Price-to-Book Ratio P/B            Mid   97.47%    151.89%    139.31%    194.64%    196.33%     150.88%    137.62%
-----------------------            Max  104.49%
                                   Smax 111.48%

                                   Min   90.42%
Price-to-Tangible Book Ratio P/TB  Mid   98.52%    163.55%    146.02%    197.72%    200.44%     163.61%    145.52%
---------------------------------  Max  105.60%
                                   Smax 112.49%

                                   Min   10.43%
Price-to-Assets Ratio P/A          Mid   12.16%     12.04%     11.03%     17.38%     15.93%      14.32%     13.25%
-------------------------          Max   13.86%
                                   Smax  15.78%


Source:  FinPro Inc. Pro forma Model and SNL Securities



    FIGURE 74 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT

                                            -------------------------------------------------------------
                                                                 Price Relative to
                                            -------------------------------------------------------------
                                             Earnings  Core Earnings    Book     Tangible Book   Assets
---------------------------------------------------------------------------------------------------------
The Bank (at midpoint) Full Conversion           27.78          27.03    97.47%           98.52%  12.16%
---------------------------------------------------------------------------------------------------------
Comparable Group Median                          15.69          17.05   139.31%          146.02%  11.03%
---------------------------------------------------------------------------------------------------------
(Discount) Premium                               77.06%         58.58%  -30.03%          -32.53%  10.24%
---------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations


As Figure 74 demonstrates, the Bank is priced at a premium of 58.58% on a core earnings basis. A discount of 32.53% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.


 FIGURE 75 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPER MAXIMUM

                                                 -------------------------------------------------------------
                                                                      Price Relative to
                                                 -------------------------------------------------------------
                                                 Earnings   Core Earnings    Book     Tangible Book   Assets
--------------------------------------------------------------------------------------------------------------
The Bank (at the supermax) Full Conversion           37.04           35.71   111.48%         112.49%   15.78%
--------------------------------------------------------------------------------------------------------------
Comparable Group Median                              15.69           17.05   139.31%         146.02%   11.03%
--------------------------------------------------------------------------------------------------------------
(Discount) Premium                                  136.07%         109.50%  -19.97%         -22.96%   43.06%
--------------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

As Figure 75 shows, at the super maximum of the range the Bank is priced at a premium of 109.50% on a core earnings basis. On a price to tangible book basis, the Bank is priced at a 22.96% discount to the Comparable Group.

The valuation range proposed by FinPro takes each of these premiums and discounts into consideration. The range appears to be richly priced on an earnings basis but allows the market

Conversion Valuation Appraisal Report                                   Page: 87
================================================================================


to ascertain the balance between the existing shareholders (who hope for a close at the high end of the range) and the new shareholders (who hope for a close at the low end of the range).

Conversion Valuation Appraisal Report                                   Page: 88
================================================================================


    ----------------------------------------
             COMPARISON TO PENDING
                 SECOND STEPS
    ----------------------------------------


To verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to the other pending second step conversion. As shown below, the Bank will be priced at a significant premium on an earnings basis and at a slight discount on a tangible book basis.

             FIGURE 76 - PENDING SECOND-STEP CONVERSION APPLICATIONS

----------------------------------------------------------------------------
                      Price to Earnings*            Price to Tangible Book
                    ------------------------       -------------------------

                            Min    SuperMax                 Min    SuperMax

Synergy                    22.7        35.7                90.4       112.5

Bank Mutual                15.6        22.7                92.7       114.8
----------------------------------------------------------------------------

Source: SNL Conversion Watch June 20, 2003, FinPro

Conversion Valuation Appraisal Report                                   Page: 89
================================================================================


    ----------------------------------------
              VALUATION CONCLUSION
    ----------------------------------------


The best indicator of an institutions value is the market, specifically the stock price. Trading as an MHC under the symbol SYNF, the stock has been between $20.00 and $26.75 during the period June 30, 2001 and to September 11, 2003. As the price is in the range, it is indicative that the range is appropriate.

It is, therefore, our opinion that as of September 11, 2003, the estimated pro forma market value of the Bank in a full offering was $72,500,000 at the midpoint of a range with a minimum of $61,625,000 to a maximum of $83,375,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $95,881,250. The stock will be issued at $10.00 per share. At the midpoint of the EVR, 3,153,317 shares will be exchanged and 4,096,683 conversion shares will be issued based on an exchange ratio of 2.1676.

                                Graphic Omitted

Pro forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, New Jersey public thrifts and second step conversions are shown in Exhibit 11.